As filed with the Securities and Exchange Commission on February 12, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ALPHABET INC.

(Exact name of registrant as specified in its charter)

Delaware	7370	61-1767919
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1600 Amphitheatre Parkway

Mountain View, CA 94043

(650) 253-0000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Larry Page

Chief Executive Officer

Alphabet Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

(650) 253-0000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Pamela L. Marcogliese, Esq. Cleary Gottlieb Steen & Hamilton LLP 1 Liberty Plaza New York, NY 10006 (212) 225-2000	Alan F. Denenberg, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public: Upon the consummation of the exchange offer described herein.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
3.625% Notes due 2021	$1,000,000,000	100%	$1,000,000,000	$100,700
3.375% Notes due 2024	$1,000,000,000	100%	$1,000,000,000	$100,700
Total			$2,000,000,000	$201,400

(1)	Represents the aggregate principal amount of each series of notes issuable in the exchange offers to which this registration statement relates.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Calculated pursuant to Rule 457 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Alphabet Inc. may not distribute or issue the securities being registered pursuant to this registration statement until the registration statement, as filed with the U. S. Securities and Exchange Commission (of which this prospectus is a part), is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2016

Alphabet Inc.

Offers to Exchange All Outstanding Google Inc. Notes of the Series Specified Below and Solicitation of Consents to Amend the Related Indenture and Notes

Upon the terms and subject to the conditions set forth in this prospectus (as it may be supplemented and amended from time to time, and including the annexes hereto, this “prospectus”) and the related letter of transmittal and consent (as it may be supplemented and amended from time to time, the “letter of transmittal and consent”), we are offering to exchange (the “exchange offers”) any and all validly tendered and accepted notes of the following series issued by Google Inc. (“Google”) for notes to be issued by us as described, and for the consideration summarized, in the table below.

CUSIP No.	Series of Notes Issued by Google to be Exchanged (Collectively, the “Google Notes”)	Aggregate Principal Amount ($mm)	Series of Notes to be Issued by Us (Collectively, the “Alphabet Notes”)	Exchange Consideration (1)(2)		Early Participation Premium (1)(2)	Total Consideration (1)(2)(3)
				Alphabet Notes (principal amount)	Cash	Alphabet Notes (principal amount)	Alphabet Notes (principal amount)	Cash
38259P AB8	3.625% Notes due 2021	$1,000	3.625% Notes due 2021	$970	$2.50	$30	$1,000	$2.50
38259P AD4	3.375% Notes due 2024	$1,000	3.375% Notes due 2024	$970	$2.50	$30	$1,000	$2.50

(1)	Consideration per $1,000 principal amount of Google Notes validly tendered and accepted for exchange, subject to any rounding as described herein.

(2)	The term “Alphabet Notes” in this column refers, in each case, to the series of Alphabet Notes corresponding to the series of Google Notes of like tenor and coupon.

(3)	Includes the Early Participation Premium payable for Google Notes validly tendered prior to the Early Consent Date described below and not validly withdrawn.

In exchange for each $1,000 principal amount of Google Notes that is validly tendered prior to 5:00 p.m., New York City time, on                     , 2016, unless extended (the “Early Consent Date”) and not validly withdrawn, holders will be eligible to receive the total exchange consideration set out in the table above (the “Total Consideration”), which consists of $1,000 principal amount of Alphabet Notes and a cash amount of $2.50. The Total Consideration includes the early participation premium set out in the table above (the “Early Participation Premium”), which consists of $30 principal amount of Alphabet Notes of the applicable series. In exchange for each $1,000 principal amount of Google Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date (as defined below) and not validly withdrawn, holders will be eligible to receive only the exchange consideration set out in the table above (the “Exchange Consideration”), which is equal to the Total Consideration less the Early Participation Premium and so consists of $970 principal amount of Alphabet Notes and a cash amount of $2.50. Each Alphabet Note issued in exchange for a Google Note will have an interest rate and maturity date that are identical to the interest rate and maturity date of such tendered Google Note, as well as identical interest payment dates and optional redemption prices. No accrued but unpaid interest will be paid on the Google Notes in connection with the exchange offer. However, the first interest payment for each series of Alphabet Notes issued in the exchange will have accrued from the most recent interest payment date (or the most recent date to which interest has been paid or duly provided for) for such tendered Google Note.

The exchange offers will expire immediately following 11:59 p.m., New York City time, on                     , 2016, unless extended (the “Expiration Date”). You may withdraw tendered Alphabet Notes at any time prior to the Expiration Date. As of the date of this prospectus, there was $2,000,000,000 aggregate principal amount of Google Notes outstanding.

Concurrently with the exchange offers, Google is also soliciting consents (the “consent solicitations”) from each holder of the Google Notes, upon the terms and conditions set forth in this prospectus and the related letter of transmittal and consent, to certain proposed amendments (the “proposed amendments”) to the Indenture, dated as of May 19, 2011 (the “Google Indenture”), between Google and The Bank of New York Mellon Trust Company, N.A., as trustee.

By tendering your Google Notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the Google Indenture with respect to that specific series, as further described under “The Proposed Amendments.” You may not consent to the proposed amendments to the Google Indenture and the Google Notes without tendering your Google Notes in the appropriate exchange offer and you may not tender your Google Notes for exchange without consenting to the applicable proposed amendments. You may revoke your consent at any time prior to the Expiration Date by withdrawing the Google Notes you have tendered.

The consummation of the exchange offers is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the receipt of valid consents to the proposed amendments from the holders of a majority of the outstanding aggregate principal amount of the applicable series of Google Notes (the “Requisite Consents”). We may, at our option and in our sole discretion, waive any such conditions except the condition that the registration statement of which this prospectus forms a part has been declared effective by the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”). All conditions to the exchange offers must be satisfied or, where permitted, waived, at or by the Expiration Date. The proposed amendments may become effective with respect to any series of Google Notes for which the Requisite Consents are received or the Requisite Consent condition has been waived, if necessary.

We plan to issue the Alphabet Notes promptly on or about the second business day following the Expiration Date (the “Settlement Date”), assuming that the conditions to the exchange offers are satisfied or, where permitted, waived. The Google Notes are not, and the Alphabet Notes will not be, listed on any securities exchange.

An investment in the Alphabet Notes involves risks. Prior to participating in any of the exchange offers and consenting to the proposed amendments, please see the sections entitled “Risk Factors” beginning on page 20 of this prospectus and beginning on page 6 of our Annual Report on Form 10-K for the year ended December 31, 2015 incorporated by reference herein for a discussion of the risks that you should consider in connection with your investment in the Alphabet Notes.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

None of Alphabet Inc. (“Alphabet”), Google, Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated or Wells Fargo Securities, LLC, the dealer managers for the exchange offers and solicitation agents for the consent solicitations (the “dealer managers”), D.F. King & Co., Inc., the exchange agent and information agent for the exchange offers and consent solicitations (the “exchange agent” or the “information agent”), or the trustee under the Google Indenture or the Alphabet Indenture (as defined below), or any other person makes any recommendation as to whether holders of any series of Google Notes should exchange their Google Notes in the exchange offers or deliver consents to the proposed amendments to the Google Indenture and that series of Google Notes.

The dealer managers for the exchange offers and solicitation agents for consent solicitations are:

Lead Dealer Manager

Morgan Stanley

Co-Dealer Managers

BofA Merrill Lynch	Citigroup	J.P. Morgan	Wells Fargo Securities

The date of this prospectus is                 , 2016

i

ABOUT THIS PROSPECTUS

References in this prospectus to “Alphabet,” the “Company,” “we,” “us,” and “our” refer to Alphabet Inc. and its consolidated subsidiaries, unless otherwise stated or the context so requires.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus. We and the dealer managers take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction where it is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus is part of a registration statement that we have filed with the SEC. Prior to making any decision with respect to the exchange offers and consent solicitations, you should read this prospectus and any amendment or supplement thereto, together with the documents incorporated by reference herein or therein, the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus and any amendment or supplement thereto, including the documents incorporated by reference into this prospectus and any amendment or supplement thereto, includes forward-looking statements made within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include, among other things, statements regarding:

•	the growth of our business and revenues and our expectations about the factors that influence our success and trends in our business;

•	our plans to continue to invest in new businesses, products and technologies, systems, facilities, and infrastructure, to continue to hire aggressively and provide competitive compensation programs, as well as to continue to invest in acquisitions;

•	seasonal fluctuations in internet usage and advertiser expenditures, traditional retail seasonality and macroeconomic conditions, which are likely to cause fluctuations in our quarterly results;

•	the potential for declines in our revenue growth rate;

•	our expectation that growth in advertising revenues from our websites will continue to exceed that from our Google Network Members’ websites, which will have a positive impact on our operating margins;

•	our expectation that we will continue to take steps to improve the relevance of the ads we deliver and to reduce the number of accidental clicks;

•	fluctuations in the rate of change in revenue and revenue growth, as well as the rate of change in paid clicks and average cost-per-click and various factors contributing to such fluctuations;

•	our belief that our foreign exchange risk management program will not fully offset our net exposure to fluctuations in foreign currency exchange rates;

•	the expected increase of costs related to hedging activities under our foreign exchange risk management program;

ii

•	our expectation that our cost of revenues, research and development expenses, sales and marketing expenses, and general and administrative expenses will increase in dollars and may increase as a percentage of revenues;

•	our potential exposure in connection with pending investigations, proceedings, and other contingencies;

•	our expectation that our traffic acquisition costs will fluctuate in the future;

•	our continued investments in international markets;

•	estimates of our future compensation expenses;

•	fluctuations in our effective tax rate;

•	the sufficiency of our sources of funding;

•	our payment terms to certain advertisers, which may increase our working capital requirements;

•	fluctuations in our capital expenditures;

•	our expectations related to the new operating structure implemented pursuant to the holding company reorganization and the associated disclosure implications;

•	the expected timing and amount of Alphabet Inc.’s stock repurchase;

•	our intention to align our capital structure so that debt is held at the holding company level;

as well as other statements regarding our future operations, financial condition and prospects, and business strategies. These forward-looking statements also include all statements other than statements of historical facts contained or incorporated by reference in this prospectus, including statements regarding our future financial position, business strategy and the plans and objectives of management for future operations. The words “will,” “will continue,” “will likely result,” “may,” “could,” “likely,” “ongoing,” “continue,” “anticipate,” “estimate,” “predict,” “expect,” “project,” “intend,” “plan,” “believe,” “anticipate,” “target,” “forecast,” “goal,” “objective,” “aim,” and other words and terms of similar meaning are intended to identify forward-looking statements.

These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially and adversely from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, including in the section captioned “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2015, and in particular, the risks discussed in the sections captioned “Note About Forward-Looking Statements” and “Item 1A. Risk Factors,” and those discussed in other documents we file with the SEC. In light of these risks, uncertainties and assumptions, you are cautioned not to place undue reliance on forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law or by the rules and regulations of the SEC. You are advised, however, to consult any further disclosures we make on related subjects in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and our other filings with the SEC.

“Alphabet,” “Google” and other trademarks of ours appearing in this prospectus are our property. This prospectus and the documents incorporated by reference in this prospectus contain additional trade names and trademarks of other companies. We do not intend our use or display of other companies’ trade names or trademarks to imply an endorsement or sponsorship of us by such companies, or any relationship with any of these companies.

iii

SUMMARY

This summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. To understand the exchange offers and consent solicitations fully, you should carefully read this prospectus and any amendment or supplement thereto, together with the documents incorporated by reference herein or therein, the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.” We have included references to other portions of this prospectus to direct you to a more complete description of the topics presented in this summary. You should also read “Risk Factors” in this prospectus as well as “Item 1A. Risk Factors” incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2015 for more information about important risks that you should consider before making an investment decision with respect to any of the exchange offers and consent solicitations.

THE COMPANY

Alphabet is a collection of businesses, the largest of which is Google. Alphabet also includes businesses that we combine as Other Bets and generally are far afield of our main Internet products such as Verily, Calico, X, Nest, GV, Google Capital and Access/Google Fiber. Our Alphabet structure is about helping businesses within Alphabet operate as separate Alphabet subsidiaries and prosper through strong leaders and independence.

At Google, our innovations in search and advertising have made our website widely used and our brand one of the most recognized in the world. We generate revenues primarily by delivering online advertising that consumers find relevant and that advertisers find cost-effective. Google’s core products such as Search, Android, Maps, Chrome, YouTube, Google Play and Gmail each have over one billion monthly active users. Google’s vision is to remain a place of incredible creativity and innovation that uses our technical expertise to tackle big problems. Our Other Bets are also making important strides in their industries, and our goal is for them to become thriving, successful businesses in the long term.

We were incorporated under the laws of the State of Delaware in July 2015. In October 2015, we implemented a holding company reorganization in which we became the successor registrant to our wholly-owned subsidiary, Google. Our headquarters are located at 1600 Amphitheatre Parkway, Mountain View, California 94043, and our telephone number is (650) 253-0000. Our Class C Capital Stock and Class A Common Stock are listed on The NASDAQ Global Select Market under the symbols “GOOG” and “GOOGL” respectively. We maintain a number of websites, including www.abc.xyz. The information on, or accessible through, our websites is not part of this prospectus.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS

Q:	Why is Alphabet Making the Exchange Offers and Consent Solicitations?

A:	Alphabet is conducting the exchange offers to simplify its capital structure, centralize its reporting obligations and to give existing holders of Google Notes the option to obtain securities issued by Alphabet Inc. We are conducting the consent solicitations to eliminate substantially all of the restrictive covenants in the Google Indenture, including the merger covenant and the reporting covenant and make certain conforming changes to the Google Indenture to reflect the proposed amendments. Although the proposed amendments would delete the company reporting covenant, Google will cease reporting pursuant to Section 13 or 15(d) of the Exchange Act in any case and, accordingly, stand-alone information regarding Google will no longer be publicly available. Completion of the exchange offers and consent solicitations is expected to ease administration of the Company’s consolidated indebtedness.

Q:	What will I Receive if I Tender my Google Notes in the Exchange Offers and Consent Solicitations?

A:	Upon the terms and subject to the conditions of the exchange offers described in this prospectus and the letter of transmittal and consent, for each Google Note that is validly tendered prior to 11:59 p.m., New York City time, on , 2016 (the “Expiration Date”), and not validly withdrawn, you will be eligible to receive an Alphabet Note of the applicable series (as designated in the table below), which will accrue interest at the same annual interest rate, have the same interest payment dates, same optional redemption prices and same maturity date as the Google Note for which it was exchanged. Specifically, (i) in exchange for each $1,000 principal amount of Google Notes that is validly tendered prior to 5:00 p.m., New York City time, on , 2016, unless extended (the “Early Consent Date”), and not validly withdrawn, holders will be eligible to receive the Total Consideration, which consists of $1,000 principal amount of Alphabet Notes and a cash amount of $2.50, and includes the Early Participation Premium, which consists of $30 principal amount of Alphabet Notes, and (ii) in exchange for each $1,000 principal amount of Google Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date, and not validly withdrawn, holders will receive only the Exchange Consideration, which consists of $970 principal amount of Alphabet Notes and a cash amount of $2.50.

The Alphabet Notes will be issued under and governed by the terms of the Alphabet Indenture (as defined below) described under “The Exchange Offers and Consent Solicitations.” The Alphabet Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Description of Alphabet Notes—Principal, Maturity and Interest.” If Alphabet would be required to issue an Alphabet Note in a denomination other than $2,000 or a whole multiple of $1,000, Alphabet will, in lieu of such issuance:

•	issue an Alphabet Note in a principal amount that has been rounded down to the nearest lesser whole multiple of $1,000; and

•	pay a cash amount equal to:

•	the difference between (i) the principal amount of the Alphabet Notes to which the tendering holder would otherwise be entitled and (ii) the principal amount of the Alphabet Note actually issued in accordance with this paragraph; plus

•	accrued and unpaid interest on the principal amount representing such difference to the Settlement Date.

Except as otherwise set forth above: (i) instead of receiving a payment for accrued interest on Google Notes that you exchange, the Alphabet Notes you receive in exchange for those Google Notes will accrue interest from (and including) the most recent interest payment date on those Google Notes and (ii) no accrued but unpaid interest will be paid with respect to Google Notes tendered for exchange.

By tendering your Google Notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the Google Indenture with respect to that specific series, as further described under “The Proposed Amendments.” You may not consent to the proposed amendments to the Google Indenture without tendering your Google Notes in the appropriate exchange offer, and you may not tender your Google Notes for exchange without consenting to the applicable proposed amendments. The proposed amendments may become effective with respect to any series of Google Notes for which the Requisite Consents are received or the Requisite Consent condition has been waived, if necessary. You may revoke your consent at any time prior to the Expiration Date by withdrawing the Google Notes you have tendered.

Series of Notes Issued by Google to be Exchanged (Collectively, the “Google Notes”)	Series of Notes to be Issued by Alphabet (Collectively, the “Alphabet Notes”)
3.625% Notes due 2021	3.625% Notes due 2021
3.375% Notes due 2024	3.375% Notes due 2024

Q:	What are the Proposed Amendments?

A:	The proposed amendments will eliminate substantially all of the restrictive covenants in the Google Indenture, including the merger covenant and the reporting covenant and make certain conforming changes to the Google Indenture to reflect the proposed amendments.

With respect to each series of Google Notes, if the Requisite Consents have been received prior to the Expiration Date, assuming all other conditions of the exchange offers and consent solicitations are satisfied or, where permitted, waived, as applicable, all of the sections or provisions listed below under the Google Indenture for that series of Google Notes will be deleted:

•	Section 6.04 of the Google Indenture—Merger, Consolidation and Sale of Assets

•	Section 10.02 of the Google Indenture—Reports by the Company

Company Reporting Covenant. Although the proposed amendments would delete Section 10.02 of the Google Indenture—Reports by the Company, Google will cease reporting pursuant to Section 13 or 15(d) of the Exchange Act regardless of whether the reporting covenant is deleted and, accordingly, it will cease to file periodic reports or information with the SEC, the trustee or any holders of the Google Notes in any case.

Conforming Changes, etc. The proposed amendments would amend the Google Indenture to make certain conforming or other changes to the Google Indenture, including modification or deletion of certain definitions and cross-references.

The elimination or modification of the restrictive covenants contemplated by the proposed amendments would, among other things, permit Google and its subsidiaries to take actions that could be adverse to the interests of the holders of the outstanding Google Notes. See “Description of Differences Between the Alphabet Notes and the Google Notes,” “The Exchange Offers and Consent Solicitations,” “The Proposed Amendments” and “Description of Alphabet Notes.”

Q:	What are the Consequences of not Participating in the Exchange Offers and Consent Solicitations Prior to the Early Consent Date?

A:

Upon the terms and subject to the conditions of the exchange offers, holders that fail to tender their Google Notes (and thereby failed to deliver valid and unrevoked consents) prior to the Early Consent Date but who do so prior to the Expiration Date and do not validly withdraw their Google Notes before the Expiration Date will be eligible to receive the Exchange Consideration, which consists of $970 principal amount of Alphabet Notes and a cash amount of $2.50, but not the Early Participation Premium, which would consist of an additional $30 principal amount of Alphabet Notes.

Q:	What are the Consequences of Not Participating in the Exchange Offers and Consent Solicitations at All?

A:	If you do not exchange your Google Notes for Alphabet Notes in the exchange offers, you will not receive the benefit of having Alphabet Inc. as the obligor of your notes. In addition, if the proposed amendments to the Google Indenture have been adopted with respect to your Google Notes (because the Requisite Consents have been received prior to the Expiration Date or the Requisite Consent condition has been met or, where permitted, waived, as applicable), the proposed amendments will apply to the Google Notes of such series that are not acquired in the exchange offers, even though the holders of those Google Notes did not consent to the proposed amendments. Thereafter, all such Google Notes will be governed by the Google Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those terms and protections currently in the Google Indenture or applicable to the Alphabet Notes, which may adversely affect the trading price of the unexchanged Google Notes. For example, the proposed amendments to the Google Indenture would, among other things, eliminate the merger covenant that sets forth certain requirements that must be met for Google to consolidate, merge, sell all or substantially all of its assets (including the transfer of any assets to Alphabet as part of Alphabet’s holding company structure) and eliminate the reporting covenant.

The trading market for any remaining Google Notes may also be more limited than it is at present, and the smaller outstanding principal amount may make the trading price of the Google Notes that are not tendered and accepted more volatile. Consequently, the liquidity, market value and price of Google Notes that remain outstanding may be materially and adversely affected. Therefore, if your Google Notes are not tendered and accepted in the applicable exchange offer, it may become more difficult for you to sell or transfer your unexchanged Google Notes. In addition, although the proposed amendments would delete the reporting covenant, Google will cease reporting pursuant to Section 13 or 15(d) of the Exchange Act regardless of whether the reporting covenant is deleted and, accordingly, it will cease to file periodic reports or information with the SEC, the trustee or any holders of the Google Notes in any case.

See “Risk Factors—Risks Related to the Exchange Offers and the Consent Solicitations—The proposed amendments to the Google Indenture will afford reduced protection to remaining holders of Google Notes.”

Q:	How do the Google Notes Differ from the Alphabet Notes to be Issued in the Exchange Offers?

A:	The Google Notes are the obligations solely of Google and are governed by the Google Indenture. The Alphabet Notes will be the obligations solely of Alphabet and will be governed by the Alphabet Indenture. There are no other differences between the material terms of the Google Indenture (before giving effect to the proposed amendments) and the Alphabet Indenture. See “Description of Differences Between the Alphabet Notes and the Google Notes.”

Additionally, each Alphabet Note issued in exchange for a Google Note will have an interest rate and maturity date that are identical to the interest rate and maturity date of such tendered Google Note, as well as identical interest payment dates and optional redemption prices and will accrue interest from and including the most recent interest payment date of such tendered Google Note.

Q:	What will be the Ranking of the Alphabet Notes?

A:

The Alphabet Notes will be unsecured general obligations of Alphabet and will rank equally with each other and with all other unsubordinated indebtedness of Alphabet from time to time outstanding. The Alphabet Notes will be effectively subordinated to any secured indebtedness of Alphabet to the extent of the value of the assets securing such indebtedness. At December 31, 2015, Alphabet Inc. on a standalone basis had no secured indebtedness outstanding. We intend to align our capital structure so that debt is held at the holding company level. In January 2016, Alphabet’s board of directors authorized the company to issue up to $5.0 billion of commercial paper from time to time and to enter into a $4.0 billion credit facility to replace Google’s existing credit facility. For more information, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital Resources and Liquidity” in our Annual Report on Form 10-K for the year ended December 31, 2015.

The Alphabet Notes offered will also be structurally subordinated to all existing and future liabilities of any of our subsidiaries (including any Google Notes not exchanged for Alphabet Notes and any other indebtedness or obligations of Google) and any subsidiaries that we may in the future acquire or establish. As of December 31, 2015, Google had unused letters of credit of approximately $752 million and no outstanding balance under its credit facility, approximately $3.0 billion in long-term debt (including the Google Notes and Google’s 2.125% Notes due 2016, which mature on May 19, 2016) and $2.2 billion of commercial paper and capital lease borrowing debts (including $2.0 billion of Google commercial paper that matures at various dates through February 2016). As of December 31, 2015, the Alphabet Notes would have been structurally subordinated to such existing third-party debt. See “Risk Factors—Risks Related to the Alphabet Notes—Holders of the Alphabet Notes will be structurally subordinated to our subsidiaries’ third-party indebtedness and obligations” and “Description of Alphabet Notes—Ranking” in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital Resources and Liquidity” and Note 4 of the Notes to Consolidated Financial Statements included in Part II, Item 8 of Alphabet Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this prospectus.

Q:	Will the Alphabet Notes be Eligible for Listing on an Exchange?

A:	The Alphabet Notes will not be listed on any securities exchange. There can be no assurance as to the development or liquidity of any market for the Alphabet Notes. See “Risk Factors—Risks Related to the Alphabet Notes—Active trading markets may not develop for the Alphabet Notes.”

Q:	What Consents are Required to Effect the Proposed Amendments to the Google Indenture and Consummate the Exchange Offers?

A:	In order for the proposed amendments to the Google Indenture to be adopted with respect to a series of Google Notes, holders of a majority in aggregate principal amount of the outstanding Google Notes of the series affected by the proposed amendments must consent to them, and those consents must be received and not withdrawn prior to the Expiration Date for the exchange offer as it relates to such series.

Q:	May I Tender my Google Notes in the Exchange Offers without Delivering a Consent in the Consent Solicitations?

A:	No. By tendering your Google Notes of a series for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the Google Indenture with respect to that specific series, as further described under “The Proposed Amendments.” You may not consent to the proposed amendments to the Google Indenture and the Google Notes without tendering your Google Notes in the appropriate exchange offer and you may not tender your Google Notes for exchange without consenting to the applicable proposed amendments.

Q:	May I Tender Only a Portion of the Google Notes that I Hold?

A:	Yes. You may tender only a portion of the Google Notes that you hold provided that tenders of Google Notes (and corresponding consents thereto) will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. You may also tender notes of one series of Google Notes but not the other series.

Q:	What are the Conditions to the Exchange Offers and Consent Solicitations?

A:	The consummation of the exchange offers and consent solicitations is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the receipt of the Requisite Consents. We may, at our option and in our sole discretion, waive any such conditions except the condition that the registration statement of which this prospectus forms a part has been declared effective by the Commission. All conditions to the exchange offers must be satisfied or, where permitted, waived, at or by the Expiration Date. The proposed amendments may become effective with respect to any series of Google Notes for which the Requisite Consents are received or the Requisite Consent condition has been waived, if necessary.

Q:	Will Alphabet Accept all Tenders of Google Notes?

A:	Subject to the satisfaction or, where permitted, waiver of the conditions to the exchange offers, we will accept for exchange any and all Google Notes that (i) have been validly tendered in the exchange offers before the Expiration Date and (ii) have not been validly withdrawn before the Expiration Date (provided that tender of Google Notes (and corresponding consents thereto) will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof).

Q:	What will Alphabet do with the Google Notes Accepted for Exchange in the Exchange Offers?

A:	The Google Notes surrendered in connection with the exchange offers and accepted for exchange will be retired and cancelled.

Q:	When will Alphabet Issue the Alphabet Notes and Pay the Cash Consideration?

A:	Assuming the conditions to the exchange offers are satisfied or, where permitted, waived, Alphabet will issue the Alphabet Notes in book-entry form and pay the cash consideration promptly on or about the second business day following the Expiration Date.

Q:	Will I be Paid the Accrued and Unpaid Interest on my Google Notes Accepted for Exchange on the Settlement Date?

A:	No, such interest will not be paid in cash on the Settlement Date but rather the Alphabet Notes received in exchange for the tendered Google Notes will accrue interest from (and including) the most recent date to which interest has been paid on those Google Notes; provided, that interest will only accrue with respect to the aggregate principal amount of Alphabet Notes you receive, which will be less than the principal amount of Google Notes you tendered for exchange if you tender your Google Notes after the Early Consent Date.

Q:	When will the Proposed Amendments to the Google Indenture Become Operative?

A:	If we receive the Requisite Consents with respect to a series of Google Notes before the Expiration Date, then, on or after the Expiration Date, the supplemental indenture for the proposed amendments with respect to such series will be duly executed and delivered by Google and the trustee and such supplemental indenture will become effective upon its execution and delivery. However, the proposed amendments to the Google Indenture with respect to such series will not become operative until after the issuance of the Alphabet Notes of the applicable series and the payment of the cash consideration payable pursuant to the relevant exchange offer on the Settlement Date.

Q:	When will the Exchange Offers Expire?

A:	Each exchange offer will expire immediately following 11:59 p.m., New York City time, on , 2016, unless we, in our sole discretion, extend the exchange offer, in which case the Expiration Date will be the latest date and time to which such exchange offer is extended. See “The Exchange Offers and Consent Solicitations—Expiration Date; Extensions; Amendments.”

Q:	Can I withdraw my Google Notes After I Tender them? Can I Revoke the Consent Related to my Google Notes after I Deliver it?

A:	Tenders of Google Notes may be validly withdrawn (and the related consents to the proposed amendments may be revoked) at any time prior to the Expiration Date.

Following the Expiration Date, tenders of Google Notes may not be validly withdrawn unless Alphabet is otherwise required by law to permit withdrawal. In the event of termination of an exchange offer, the Google Notes tendered pursuant to such exchange offer will be promptly returned to the tendering holders. See “The Exchange Offers and Consent Solicitations—Procedures for Consenting and Tendering—Withdrawal of Tenders and Revocation of Corresponding Consents.”

Q:	How do I Exchange my Google Notes if I am a Beneficial Owner of Google Notes Held in Certificated form by a Custodian Bank, Depositary, Broker, Trust Company or Other Nominee? Will the Record Holder Exchange my Google Notes for me?

A:	Currently, all of the Google Notes are held in book-entry form and can only be tendered through the applicable procedures of The Depository Trust Company (“DTC”). If your Google Notes are held by a broker, dealer, commercial bank, trust company or other nominee, such nominee may take no action with regard to the exchange offers and consent solicitations unless you provide such nominee with instructions to tender your Google Notes on your behalf. See “The Exchange Offers and Consent Solicitations—Procedures for Consenting and Tendering—Google Notes Held Through a Nominee.” However, if any Google Notes are subsequently issued in certificated form and are held of record by a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the securities in the exchange offers, you should contact that institution promptly and instruct the institution to tender on your behalf.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the exchange offers and consent solicitations. Accordingly, beneficial owners wishing to participate in the exchange offers and consent solicitations should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the exchange offers and consent solicitations.

Q:	Will I have to Pay any Fees or Commissions if I Tender my Google Notes for Exchange in the Exchange Offers?

A:	You will not be required to pay any fees or commissions to the Company, Google, the dealer managers, the exchange agent or the information agent in connection with the exchange offers. If your Google

Notes are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Google Notes on your behalf, your broker or other nominee may charge you a commission for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Q:	Are there Procedures for Guaranteed Delivery of Google Notes?

A:	No. There are no guaranteed delivery procedures applicable to the exchange offers. All holders wishing to participate in the exchange offers must validly tender their Google Notes in accordance with the procedures described in this prospectus prior to the Early Consent Date, in order to be eligible to receive the Total Consideration, or prior to the Expiration Date, in order to be eligible to receive the Exchange Consideration.

Q:	Is any Recommendation Being made with Respect to the Exchange Offers and the Consent Solicitations?

A:	None of Alphabet, Google, the dealer managers, the exchange agent, the information agent or the trustee under the Google Indenture and the Alphabet Indenture, or any other person makes any recommendation in connection with the exchange offers or consent solicitations as to whether any Google noteholder should tender or refrain from tendering all or any portion of the principal amount of that holder’s Google Notes (and in so doing, consent to the adoption of the proposed amendments to the Google Indenture and the Google Notes), and no one has been authorized by any of them to make such a recommendation.

Q:	To Whom Should I Direct Any Questions?

A:	Questions concerning the terms of the exchange offers or the consent solicitations should be directed to the dealer managers:

Morgan Stanley & Co. LLC

1585 Broadway, 4th Floor

New York, New York 10036

Attention: Liability Management Group

(800) 624-1808 (toll free)

(212) 761-1057 (collect)

BofA Merrill Lynch 214 North Tryon Street, 21st Floor Charlotte, North Carolina 28255	Citigroup Global Markets Inc. 390 Greenwich Street, 1st Floor New York, New York 10013	J.P. Morgan Securities LLC 383 Madison Avenue New York, New York 10179	Wells Fargo Securities 550 South Tryon Street, 5th Floor Charlotte, North Carolina 28202
Attention: Liability Management Group (980) 387-3907 (collect) (888) 292-0070 (toll-free)	Attention: Liability Management Group (212) 723-6106 (collect) (800) 558-3745 (toll-free)	Attention: Liability Management Group (212) 834-3424 (collect) (866) 834-4666 (toll-free)	Attention: Liability Management Group (704) 410-4760 (collect) (866) 309-6316 (toll-free)

Questions concerning tender procedures and requests for additional copies of this prospectus and the letter of transmittal and consent should be directed to the information agent:

D.F. King & Co., Inc. 48 Wall Street, 22nd Floor

New York, New York 10005 Banks and Brokers Call Collect: (212) 269-5550

All Others, Please Call Toll Free: (877) 732-3617

Email: goog@dfking.com

AMENDMENTS AND SUPPLEMENTS

We may be required to amend or supplement this prospectus at any time to add, update or change the information contained herein. You should read this prospectus and any amendment or supplement thereto, together with the documents incorporated by reference herein and therein, the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

RISK FACTORS

An investment in the Alphabet Notes involves risks that a potential investor should carefully evaluate prior to making such an investment. See “Risk Factors” beginning on page 20.

THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS

Exchange Offers	Alphabet is hereby offering to exchange, upon the terms and conditions set forth in this prospectus and the related letter of transmittal and consent, any and all of each series of outstanding Google Notes listed on the front cover of this prospectus for (i) newly issued series of Alphabet Notes with identical interest rates, interest payment dates, optional redemption prices and maturity dates as the corresponding series of Google Notes and (ii) cash. See “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers and Consent Solicitations.”

Consent Solicitations	We are soliciting consents to the proposed amendments of the Google Indenture from holders of the Google Notes, on behalf of Google and upon the terms and conditions set forth in this prospectus and the related letter of transmittal and consent. You may not tender your Google Notes for exchange without delivering a consent to the proposed amendments of the Google Indenture under which the respective series of Google Notes was issued and you may not deliver consents in the consent solicitations with respect to your Google Notes without tendering such Google Notes. See “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers and Consent Solicitations.”

The Proposed Amendments	The proposed amendments, if effected with respect to each series of Google Notes, will, among other things, eliminate substantially all of the restrictive covenants in the Google Indenture, including the merger covenant and the reporting covenant. The proposed amendments are the same for each series of the Google Notes. See “The Proposed Amendments.”

Requisite Consents	The exchange offers are conditioned upon the receipt of valid consents to the proposed amendments from the holders of a majority of the outstanding aggregate principal amount of each series of Google Notes. See “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers and Consent Solicitations.” The proposed amendments may become effective with respect to any series of Google Notes for which the Requisite Consents are received or the Requisite Consent condition has been waived, if necessary.

Procedures for Participating in the Exchange Offers and Consent Solicitations

If you wish to participate in an exchange offer and related consent solicitation, you must cause the book-entry transfer of your Google Notes to the exchange agent’s account at DTC, and the exchange agent must receive a confirmation of book-entry transfer and either:

• a completed letter of transmittal and consent; or

• an agent’s message transmitted pursuant to DTC’s Automated Tender Offer Program (“ATOP”), by which each tendering holder will agree to be bound by the letter of transmittal and consent.

See “The Exchange Offers and Consent Solicitations—Procedures for Consenting and Tendering.”

No Guaranteed Delivery Procedures	No guaranteed delivery procedures are available in connection with the exchange offers and consent solicitations. You must tender your Google Notes and deliver your consents by the Expiration Date in order to participate in the exchange offers and the consent solicitations.

Total Consideration; Early Participation Premium prior to the Early Consent Date

In exchange for each $1,000 principal amount of Google Notes that is validly tendered prior to the Early Consent Date and not validly withdrawn, holders will receive the Total Consideration, which consists of $1,000 principal amount of Alphabet Notes and a cash amount of $2.50. In exchange for each $1,000 principal amount of Google Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date and not validly withdrawn, holders will receive only the Exchange Consideration, which equals the Total Consideration less the Early Participation Premium of $30 principal amount of Alphabet Notes, and so consists of $970 principal amount of Alphabet Notes and a cash amount of $2.50.

Expiration Date	Each of the exchange offers and consent solicitations will expire at 11:59 p.m., New York City time, on , 2016, or a later date and time to which Alphabet extends it with respect to one or more series of Google Notes.

Withdrawal and Revocation	Tenders of Google Notes may be validly withdrawn (and related consents to the proposed amendments may be revoked) at any time prior to the Expiration Date.

Following the Expiration Date, tenders of Google Notes may not be validly withdrawn unless Alphabet is otherwise required by law to permit withdrawal. In the event of termination of an exchange offer, the Google Notes tendered pursuant to that exchange offer will be promptly returned to the tendering holders. See “The Exchange Offers and Consent Solicitations—Withdrawal of Tenders and Revocation of Corresponding Consents.”

Conditions	The consummation of the exchange offers is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the receipt of the Requisite Consents. We may, at our option and in our sole discretion, waive any such conditions except the condition that the registration statement of which this prospectus forms a part has been declared effective by the Commission. All conditions to the exchange offers must be satisfied or, where permitted, waived, at or by the Expiration Date. The proposed amendments may become effective with respect to any series of Google Notes for which the Requisite Consents are received or the Requisite Consent condition has been waived, if necessary.

Acceptance of Google Notes and Consents and Delivery of Alphabet Notes

You may not consent to the proposed amendments to the Google Indenture without tendering your Google Notes in the appropriate exchange offer and you may not tender your Google Notes for exchange without consenting to the applicable proposed amendments to the Google Indenture. In the event that we waive the Requisite Consent condition as it relates to one or more series of Google Notes, upon completion of the exchange offers and consent solicitations, the proposed amendments will still apply to those series of Google Notes for which the Requisite Consents were received.

Subject to the satisfaction or, where permitted, waiver of the conditions to the exchange offers and consent solicitations, Alphabet will accept for exchange any and all Google Notes that are validly tendered prior to the Expiration Date and not validly withdrawn; likewise, because the act of validly tendering Google Notes will also constitute valid delivery of consents to the proposed amendments to the Google Indenture with respect to the series of Google Notes so tendered, Alphabet will also accept all consents that are validly delivered prior to the Expiration Date and not validly revoked. All Google Notes exchanged will be cancelled.

The Alphabet Notes issued pursuant to the exchange offers will be issued and delivered, and the cash amounts payable will be delivered, through the facilities of DTC promptly on the Settlement Date. We will return to you any Google Notes that are not accepted for exchange for any reason without expense to you promptly after the Expiration Date. See “The Exchange Offers and Consent Solicitations—Acceptance of Google Notes for Exchange; Alphabet Notes; Effectiveness of Proposed Amendments.”

U.S. Federal Income Tax Considerations	Sales of Google Notes for Alphabet Notes pursuant to the exchange offers and consent solicitations will be taxable exchanges for U.S. federal income tax purposes. Holders should consider certain U.S. federal income tax consequences of the exchange offers and consent solicitations; please consult your tax advisor about the tax consequences to you of the exchange. See “Certain U.S. Federal Income Tax Consequences.”

Consequences of Not Exchanging Google Notes for Alphabet Notes

If you do not exchange your Google Notes for Alphabet Notes in the exchange offers, you will not receive the benefit of having Alphabet Inc. as the obligor of your notes. In addition, if the proposed amendments to the Google Indenture have been adopted with respect to your Google Notes (because the Requisite Consents have been received prior to the Expiration Date or the Requisite Consent condition has been met or waived, as applicable), the amendments will apply to Google Notes of such series that are not acquired in the exchange offers, even though the holders of those Google Notes did not consent to the proposed amendments. Thereafter, all such Google Notes will be governed by the Google Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to the terms and protections currently in the Google Indenture or applicable to the Alphabet Notes, which may adversely affect the trading price of the Google Notes not exchanged. For example, the proposed amendments to the Google Indenture would, among other things, eliminate the merger covenant that sets forth certain requirements that must be met for Google to consolidate, merge, sell all or substantially all of its assets (including the transfer of any assets to Alphabet as part of Alphabet’s holding company structure) and eliminate the reporting covenant.

The trading market for any remaining Google Notes may also be more limited than it is at present, and the smaller outstanding principal amount may make the trading price of the Google Notes that are not tendered and accepted more volatile. Consequently, the liquidity, market value and price volatility of Google Notes that remain outstanding may be materially and adversely affected. Therefore, if your Google Notes are not tendered and accepted in the applicable exchange offer, it may become more difficult for you to sell or transfer your unexchanged Google Notes and the trading price of your unexchanged Google Notes may decline. In addition, although the proposed amendments would delete the reporting covenant, Google will cease reporting pursuant to Section 13 or 15(d) of the Exchange Act regardless of whether the reporting covenant is deleted and, accordingly, it will cease to file periodic reports or information with the SEC, the trustee or any holders of the Google Notes in any case.

See “Risk Factors—Risks Related to the Exchange Offers and the Consent Solicitations—The proposed amendments to the Google Indenture will afford reduced protection to remaining holders of Google Notes.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offers.

Exchange Agent, Information Agent and Dealer Managers	D.F. King & Co., Inc. is serving as exchange agent and information agent for the exchange offers and consent solicitations.

Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are serving as the dealer managers.
The addresses and telephone numbers of the dealer managers are set forth on the back cover of this prospectus.

We have other business relationships with the dealer managers, as described in “The Exchange Offers and Consent Solicitations—Dealer Managers.”

No Recommendation	None of Alphabet, Google, the dealer managers, the exchange agent, the information agent or the trustee under the Google Indenture and the Alphabet Indenture, or any other person makes any recommendation in connection with the exchange offers or consent solicitations as to whether any Google noteholder should tender or refrain from tendering all or any portion of the principal amount of that holder’s Google Notes (and in so doing, consent to the adoption of the proposed amendments to the Google Indenture and the Google Notes), and no one has been authorized by any of them to make such a recommendation.

The exchange offers and consent solicitations are only offerings of the Alphabet Notes and are being made by Alphabet only in connection with Alphabet’s offer of the Alphabet Notes and in Alphabet’s capacity as the issuer of the Alphabet Notes. No other securities are being offered and no consents are being solicited other than with respect to the Google Notes in the exchange offers and consent solicitations. None of Alphabet, Google, the dealer managers, the exchange agent, the information agent or the trustee under the Google Indenture and the Alphabet Indenture, or any other person is soliciting the holders of Google Notes to reject the exchange offers, not to tender their Google Notes or otherwise to retain their investment in the Google Notes.

Risk Factors	For risks related to the exchange offers and consent solicitations, please read the section entitled “Risk Factors” beginning on page 20 of this prospectus.

Further Information	Questions concerning the terms of the exchange offers or the consent solicitations should be directed to the dealer managers at their addresses and telephone numbers set forth on the back cover of this prospectus. Questions concerning the tender procedures and requests for additional copies of the prospectus and the letter of transmittal and consent should be directed to the information agent at its address and telephone numbers set forth on the back cover of this prospectus.

We may be required to amend or supplement this prospectus at any time to add, update or change the information contained herein. You should read this prospectus and any amendment or supplement thereto, together with the documents incorporated by reference herein and therein, the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

THE ALPHABET NOTES

Issuer	Alphabet Inc.

Notes Offered	• $1,000,000,000 aggregate principal amount of 3.625% Notes due 2021; and

• $1,000,000,000 aggregate principal amount of 3.375% Notes due 2024

Interest Rates; Interest Payment Dates; Maturity Dates

Each new series of Alphabet Notes will have the same interest rates, maturity dates, optional redemption prices and interest payment dates as the corresponding series of Google Notes for which they are being offered in exchange.

Each Alphabet Note will bear interest from the most recent interest payment date on which interest has been paid on the corresponding Google Note. No accrued but unpaid interest will be paid with respect to any Google Notes validly tendered and not validly withdrawn prior to the Expiration Date. Holders of Google Notes that are accepted for exchange will be deemed to have waived the right to receive any payment from Google in respect of interest accrued from the date of the last interest payment date (or the most recent date to which interest has been paid or duly provided for) in respect of their Google Notes. Consequently, holders of Alphabet Notes who tendered their Google Notes prior to the Early Consent Date will receive the same interest payments that they would have received had they not exchanged their Google Notes in the applicable exchange offer. Interest will only accrue with respect to the aggregate principal amount of Alphabet Notes you receive, which will be less than the principal amount of Google Notes you tendered for exchange if you tender your Google Notes after the Early Consent Date.

Alphabet Notes Interest Rates (per annum) and Maturity Dates	Alphabet Notes Semi-Annual Interest Payment Dates	Alphabet Notes First Interest Payment Date
3.625% Notes due May 19, 2021	May 19 and November 19	May 19, 2016
3.375% Notes due February 25, 2024	February 25 and August 25	August 25, 2016

Optional Redemption	Alphabet will have the right at its option to redeem any series of the Alphabet Notes, in whole or in part, at any time or from time to time at the optional redemption prices described in “Description of Alphabet Notes—Optional Redemption of New Notes,” which redemption terms are identical to those applicable to the corresponding series of Google Notes.

Ranking	The Alphabet Notes will be unsecured general obligations of Alphabet and will rank equally with each other and with all other unsubordinated indebtedness of Alphabet from time to time outstanding. The Alphabet Notes will be effectively subordinated to secured obligations of Alphabet to the extent of the collateral securing such obligations and will be structurally subordinated to the indebtedness and other liabilities of Alphabet’s subsidiaries (including any unexchanged Google Notes).

Further Issuances	Alphabet may, without the consent of the holders of any series of the Alphabet Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as any series of the Alphabet Notes.

Denominations	Alphabet will issue the Alphabet Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

In the exchange offers, the principal amount of each Alphabet Note issued to a holder will be rounded down, if necessary, to the nearest whole multiple of $1,000, and we will pay cash equal to the difference between the principal amount of the Alphabet Notes to which the tendering holder would otherwise be entitled and the principal amount of the Alphabet Note actually issued, plus accrued and unpaid interest on the principal amount representing such difference to the Settlement Date.

Trading	The Alphabet Notes will not be listed on any national securities exchange or be quoted on any automated dealer quotation system.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Use of Proceeds	Alphabet will not receive any cash proceeds from the issuance of the Alphabet Notes in connection with the exchange offers. In exchange for issuing the Alphabet Notes and paying the cash consideration, Alphabet will receive Google Notes that will be retired and cancelled. See “Use of Proceeds.”

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus and, in particular, you should evaluate the sections entitled “Risk Factors” beginning on page 20 of this prospectus and beginning on page 6 of our Annual Report on Form 10-K for the year ended December 31, 2015 incorporated by reference herein for a discussion of the risks that you should consider in connection with your investment in the Alphabet Notes.

SELECTED HISTORICAL FINANCIAL DATA OF ALPHABET INC. AND GOOGLE INC.

Alphabet’s consolidated statements of income data for the years ended December 31, 2013, 2014, and 2015 and Alphabet’s consolidated balance sheet data as of December 31, 2014 and 2015 are derived from Alphabet’s audited consolidated financial statements appearing in Alphabet’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this prospectus. The consolidated statements of income data for the years ended December 31, 2011 and 2012, and the consolidated balance sheet data as of December 31, 2011, 2012 and 2013, are derived from Alphabet’s unaudited consolidated financial statements as of and for such years, which have not been incorporated by reference into this prospectus. On October 2, 2015, Google implemented a holding company reorganization pursuant to which Google became a direct, wholly-owned subsidiary of Alphabet. Upon completion of the holding company reorganization, Alphabet became a successor to Google for purposes of Rule 12g-3(a) of the Exchange Act. As a result, Google’s consolidated statement of income data and consolidated balance sheet data are substantially the same as Alphabet’s consolidated statement of income data and consolidated balance sheet data for the corresponding periods. Please see Alphabet’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this prospectus. The historical results are not necessarily indicative of the results to be expected in any future period.

	Year Ended December 31,
	2011(1)	2012(1)	2013(1)	2014(1)	2015
	(in millions, except per share amounts)
Consolidated Statements of Income Data: (2) (3)
Revenues	$37,905	$46,039	$55,519	$66,001	$74,989
Income from operations	11,742	13,834	15,403	16,496	19,360
Net income from continuing operations	9,706	11,435	13,160	13,620	16,348
Net income (loss) from discontinued operations	0	(816)	(427)	516	0
Net income	9,706	10,619	12,733	14,136	16,348
Basic net income (loss) per share of Class A and B common stock:
Continuing operations	$15.04	$17.47	$19.77	$20.15	$23.11
Discontinued operations	0.00	(1.25)	(0.64)	0.76	0.00

Basic net income per share of Class A and B common stock	$15.04	$16.22	$19.13	$20.91	$23.11

Basic net income (loss) per share of Class C capital stock:
Continuing operations	$15.04	$17.47	$19.77	$20.15	$24.63
Discontinued operations	0.00	(1.25)	(0.64)	0.76	0.00

Basic net income per share of Class C capital stock	$15.04	$16.22	$19.13	$20.91	$24.63

Diluted net income (loss) per share of Class A and B common stock:
Continuing operations	$14.83	$17.21	$19.42	$19.82	$22.84
Discontinued operations	0.00	(1.23)	(0.63)	0.75	0.00

Diluted net income per share of Class A and B common stock	$14.83	$15.98	$18.79	$20.57	$22.84

Diluted net income (loss) per share of Class C capital stock:
Continuing operations	$14.83	$17.21	$19.42	$19.82	$24.34
Discontinued operations	0.00	(1.23)	(0.63)	0.75	0.00

Diluted net income per share of Class C capital stock	$14.83	$15.98	$18.79	$20.57	$24.34

	As of December 31,
	2011(1)(4)	2012(1)(4)	2013(1)(4)	2014(1)(4)	2015
	(in millions)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$44,626	$48,088	$58,717	$64,395	$73,066
Total assets	72,359	92,711	109,050	129,187	147,461
Total long-term liabilities	5,294	6,662	6,165	8,548	7,820
Total stockholders’ equity	58,118	71,570	86,977	103,860	120,331

(1)	In the second quarter of 2015, we identified an incorrect classification of certain revenues between legal entities, and as a consequence, we revised our income tax expense for the periods beginning in 2008 through the first quarter of 2015. Please refer to Note 1 and Note 17 of the Notes to Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this prospectus.
(2)	Basic and diluted income per share data is from the consolidated statements of income of Alphabet. Basic and diluted income per share data is not presented for Google.
(3)	Basic and diluted net income per share for the year ended December 31, 2015 includes the impact from an adjustment payment to Class C capital stockholders (the “Adjustment Payment”). Please see Note 12 of the Notes to Consolidated Financial Statements included in Part II, Item 8 of Alphabet’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this prospectus.
(4)	Includes reclassifications of deferred tax assets and liabilities related to ASU 2015-17 “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes.” Please refer to Note 1 of the Notes to Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

Alphabet’s ratio of earnings to fixed charges for each of the five years in the period ended December 31, 2015 is set forth below. For the purpose of computing these ratios, “earnings” consists of income before provision for income taxes and cumulative effect of a change in accounting principles, plus fixed charges (excluding capitalized interest). “Fixed charges” consists of interest expense (which includes amortization of debt issue costs), capitalized interest and a portion of rentals deemed to be interest.

	Year Ended December 31,
	2011	2012	2013	2014	2015
Ratio of Earnings to Fixed Charges(1)	68x	63x	63x	57x	57x

(1)	On October 2, 2015, we implemented a holding company reorganization pursuant to which Google became a direct, wholly-owned subsidiary of Alphabet. Upon completion of the holding company reorganization, Alphabet became a successor to Google for purposes of Rule 12g-3(a) of the Exchange Act. As a result, Google’s ratio of earnings to fixed charges is equivalent to Alphabet’s ratio of earnings to fixed charges.

RISK FACTORS

Before making an investment decision in any of the exchange offers and consent solicitations, you should consider carefully the information under the headings “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and the following risk factors. You should also carefully consider the other information included in this prospectus and any amendment or supplement thereto, together with the documents incorporated by reference herein or therein, the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.” Such risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. These risk factors are not necessarily presented in the order of importance or probability of occurrence. If any of the described risks actually occurs, it could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

Risks Related to the Alphabet Notes

The Alphabet Notes are unsecured and will be effectively junior to our secured indebtedness to the extent of the collateral therefor.

The Alphabet Notes are unsecured general obligations of Alphabet. Holders of our secured indebtedness, if any, will have claims that are prior to your claims as holders of the Alphabet Notes, to the extent of the assets securing such indebtedness. Thus, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our pledged assets would be available to satisfy obligations of our secured indebtedness before any payment could be made on the Alphabet Notes. To the extent that such assets cannot satisfy in full our secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would rank equally in right of payment with the Alphabet Notes. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the Alphabet Notes. As a result, holders of the Alphabet Notes may receive less, ratably, than holders of our secured indebtedness. As of December 31, 2015, Alphabet Inc. on a standalone basis had no secured indebtedness outstanding.

Holders of the Alphabet Notes will be structurally subordinated to our subsidiaries’ third-party indebtedness and obligations, including any Google Notes not exchanged.

The Alphabet Notes are obligations of Alphabet Inc. exclusively and not of any of our subsidiaries, including Google. Most of our operations are conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the Alphabet Notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of third-party creditors (including trade creditors and holders of any Google Notes not exchanged) and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over the claims of our creditors, including holders of the Alphabet Notes. Consequently, the Alphabet Notes will be structurally subordinated to all existing and future liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of December 31, 2015, Google had unused letters of credit of approximately $752 million and no outstanding balance under its credit facility, approximately $3.0 billion in long-term debt (including the Google Notes and Google’s 2.125% Notes due 2016, which mature on May 19, 2016) and $2.2 billion of commercial paper and capital lease borrowing debts (including $2.0 billion of Google commercial paper that matures at various dates through February 2016). As of December 31, 2015, the Alphabet Notes would have been structurally subordinated to such existing third-party debts. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital Resources and Liquidity” and Note 4 of the Notes to Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this prospectus.

There are limited covenants in the Alphabet Indenture.

The Alphabet Indenture will have limited restrictive covenants and terms. Neither we nor any of our subsidiaries are restricted from incurring additional debt or other liabilities, including secured debt, under the

Alphabet Indenture. If we or any of our subsidiaries incur additional debt or liabilities, our ability to pay our obligations on the Alphabet Notes could be adversely affected. We expect that we and our subsidiaries will from time to time incur additional debt and other liabilities. In addition, we and our subsidiaries are not restricted under the Alphabet Indenture from granting security interests over our assets or from entering into sale or leaseback transactions. The Alphabet Notes also will not include provisions requiring, at the option of holders, the repurchase of such Notes upon the occurrence of a change of control. In addition, there are no financial covenants in the Alphabet Indenture. You are not protected under the Alphabet Indenture in the event of a highly leveraged transaction, reorganization, merger or similar transaction that may adversely affect the value of your Alphabet Notes. See “Description of Alphabet Notes” and “Description of Differences Between the Alphabet Notes and the Google Notes.”

Active trading markets may not develop for the Alphabet Notes.

The Alphabet Notes are new issuances of securities for which no public trading market currently exists. A liquid market for the Alphabet Notes may not develop or be maintained. The Alphabet Notes will not be listed on any national securities exchange or be quoted on any automated dealer quotation system. In addition, the trading price of the Alphabet Notes may fluctuate, depending upon prevailing interest rates, the market for similar Alphabet Notes, our performance and other factors. The market for the Alphabet Notes may not be free from disruptions that may adversely affect the prices at which you may sell the Alphabet Notes.

Our credit ratings may not reflect all risks of your investment in the Alphabet Notes.

The credit ratings assigned to the Alphabet Notes are limited in scope, and do not address all material risks relating to an investment in the Alphabet Notes, but rather reflect only the view of each rating agency at the time the rating is issued. There can be no assurance that those credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by one or more rating agencies if, in that rating agency’s judgment, circumstances so warrant.

Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the Alphabet Notes and increase our corporate borrowing costs.

Risks Related to the Exchange Offers and the Consent Solicitations

The proposed amendments to the Google Indenture will afford reduced protection to remaining holders of Google Notes.

If the proposed amendments to the Google Indenture with respect to a series of Google Notes are adopted, the covenants and certain other terms of that series of Google Notes will be less restrictive and will afford reduced protection to holders of that series compared to the covenants and other provisions currently contained in the Google Indenture.

The proposed amendments to the Google Indenture would, among other things:

•	eliminate the merger covenant that sets forth certain requirements that must be met for Google to consolidate, merge, sell all or substantially all of its assets (including the transfer of any assets to Alphabet as part of Alphabet’s holding company structure); and

•	eliminate the reporting covenant.

If the proposed amendments are adopted with respect to a series of Google Notes, each non-exchanging holder of that series will be bound by the proposed amendments even if that holder did not consent to the proposed amendments. These amendments will permit us to take certain actions previously prohibited that could increase the credit risk with respect to Google, and might adversely affect the liquidity, market price and price volatility of the Google Notes or otherwise be adverse to the interests of the holders of the Google Notes. See “The Proposed Amendments.”

The liquidity of the Google Notes that are not exchanged will be reduced.

We expect that the trading market for unexchanged Google Notes will become more limited due to the reduction in the amount of the Google Notes outstanding upon consummation of the exchange offers. A more limited trading market might adversely affect the liquidity, market price and price volatility of these securities. If a market for unexchanged Google Notes exists or develops, those securities may trade at a discount to the price at which the securities would trade if the amount outstanding were not reduced, depending on prevailing interest rates, the market for similar securities and other factors. However, there can be no assurance that an active market in the unexchanged Google Notes will exist, develop or be maintained or as to the prices at which the unexchanged Google Notes may be traded.

Google will cease filing public reports and trading in the Google Notes may be adversely affected by the lack of information regarding Google.

Google will cease reporting pursuant to Section 13 or 15(d) of the Exchange Act regardless of whether the reporting covenant in the Google Indenture is deleted and, accordingly, it will cease to file periodic reports or information with the SEC, the trustee or any holders of the Google Notes in any case. Trading in the Google Notes, including liquidity, market price and price volatility, may be adversely affected by the lack of publicly available information regarding Google.

The exchange offers and consent solicitations may be cancelled or delayed.

The consummation of the exchange offers is subject to, and conditional upon the satisfaction or, where permitted, waiver of the conditions specified herein including the receipt or waiver of the Requisite Consents. Even if each of the exchange offers and consent solicitations are completed, the exchange offers and consent solicitations may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offers and consent solicitations may have to wait longer than expected to receive their Alphabet Notes and the cash consideration offered.

We may acquire Google Notes in future transactions.

We may in the future seek to acquire Google Notes in open market or privately-negotiated transactions, through subsequent exchange offers or otherwise. The terms of any of those purchases or offers could differ from the terms of these exchange offers and such other terms may be more or less favorable to holders of Google Notes. In addition, repurchases by us of Google Notes in the future could further reduce the liquidity of the applicable series of Google Notes.

You may not receive Alphabet Notes in the exchange offers if the procedures for the exchange offers are not followed.

We will issue the Alphabet Notes in exchange for your Google Notes only if you tender your Google Notes and deliver a properly completed and duly executed letter of transmittal and consent or the electronic transmittal through DTC’s Automated Tender Offer Program and other required documents before expiration of the exchange offers. You should allow sufficient time to ensure timely delivery of the necessary documents. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the exchange offers and consent solicitations. Accordingly, beneficial owners wishing to participate in the exchange offers and consent solicitations should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the exchange offers and consent solicitations.

The consideration to be received in the exchange offers does not reflect any valuation of the Google Notes or the Alphabet Notes and is subject to market volatility.

We have made no determination that the consideration to be received in the exchange offers represents a fair valuation of either the Google Notes or the Alphabet Notes. We have not obtained a fairness opinion from any financial advisor about the fairness to us or to you of the consideration to be received by holders of Google Notes. None of Alphabet, Google, the dealer managers, the exchange agent, the information agent or the trustee under the Google Indenture and the Alphabet Indenture, or any other person is making any recommendation as to whether or not you should tender Google Notes for exchange in the exchange offers or deliver a consent pursuant to the consent solicitations.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Alphabet Notes in connection with the exchange offers. In exchange for issuing the Alphabet Notes and paying the cash consideration, we will receive the tendered Google Notes. The Google Notes surrendered in connection with the exchange offers and accepted for exchange will be retired and cancelled.

THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS

Purpose of the Exchange Offers and Consent Solicitations

Alphabet is conducting the exchange offers to simplify its capital structure, centralize its reporting obligations and to give existing holders of Google Notes the option to obtain securities issued by Alphabet Inc. We are conducting the consent solicitations to eliminate substantially all of the restrictive covenants in the Google Indenture, including the merger covenant and the reporting covenant and make certain conforming changes to the Google Indenture to reflect the proposed amendments. Completion of the exchange offers and consent solicitations is expected to ease administration of the Company’s consolidated indebtedness.

Terms of the Exchange Offers and Consent Solicitations

In the exchange offers, we are offering in exchange for a holder’s outstanding Google Notes the following Alphabet Notes and cash consideration:

Aggregate Principal Amount	Series of Notes Issued by Google to be Exchanged	Series of Notes to be Issued by Alphabet	Semi-Annual Interest Payment Dates for Both Google and Alphabet Notes
$1,000,000,000	3.625% Notes due 2021	3.625% Notes due 2021	May 19 and November 19
$1,000,000,000	3.375% Notes due 2024	3.375% Notes due 2024	February 25 and August 25

In exchange for each $1,000 principal amount of Google Notes that is validly tendered prior to the Early Consent Date, and not validly withdrawn, holders will be eligible to receive the Total Consideration which consists of $1,000 principal amount of Alphabet Notes and a cash amount of $2.50. The Total Consideration includes the Early Participation Premium of $30 principal amount of Alphabet Notes of the applicable series. In exchange for each $1,000 principal amount of Google Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date, and not validly withdrawn, holders will be eligible to receive only the Exchange Consideration of $970 principal amount of Alphabet Notes and a cash amount of $2.50, which is equal to the Total Consideration less the Early Participation Premium.

The Alphabet Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Description of Alphabet Notes—Principal, Maturity and Interest.” If Alphabet would be required to issue an Alphabet Note in a denomination other than $2,000 or a whole multiple of $1,000, Alphabet will, in lieu of such issuance:

•	issue an Alphabet Note in a principal amount that has been rounded down to the nearest lesser whole multiple of $1,000; and

•	pay a cash amount equal to:

•	the difference between (i) the principal amount of the Alphabet Notes to which the tendering holder would otherwise be entitled and (ii) the principal amount of the Alphabet Note actually issued in accordance with this paragraph; plus

•	accrued and unpaid interest on the principal amount representing such difference to the Settlement Date.

The interest rate, interest payment dates, optional redemption prices and maturity date of each series of Alphabet Notes to be issued by Alphabet in the exchange offers will be the same as those of the corresponding series of Google Notes to be exchanged. The Alphabet Notes received in exchange for the tendered Google Notes will accrue interest from (and including) the most recent date to which interest has been paid or duly provided for on those Google Notes; provided, that interest will only accrue with respect to the aggregate principal amount of Alphabet Notes you receive, which will be less than the principal amount of Google Notes you tendered for exchange in the event that your Google Notes are tendered after the Early Consent Date. Except as otherwise set forth above, you will not receive a payment for accrued and unpaid interest on Google Notes you exchange at the time of the exchange.

Each series of Alphabet Notes is a new series of debt securities that will be issued under the Indenture dated as of February 12, 2016 (the “Alphabet Base Indenture”) between Alphabet Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the First Supplemental Indenture (together with the Alphabet Base Indenture, as heretofore supplemented, the “Alphabet Indenture”), between Alphabet and The Bank of New York Mellon Trust Company, N.A., as trustee. The terms of the Alphabet Notes will include those expressly set forth in such notes and the Alphabet Indenture and those made part of the Alphabet Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

In conjunction with the exchange offers, we are also soliciting consents from the holders of each series of Google Notes to effect a number of amendments to the Google Indenture under which each such series of Google Notes was issued and is governed. You may not consent to the proposed amendments to the Google Indenture without tendering your Google Notes in the appropriate exchange offer and you may not tender your Google Notes for exchange without consenting to the applicable proposed amendments.

The consummation of the exchange offers is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the conditions discussed under “—Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the receipt of the Requisite Consents. We may, at our option and in our sole discretion, waive any such conditions except the condition that the registration statement of which this prospectus forms a part has been declared effective by the Commission. All conditions to the exchange offers must be satisfied or, where permitted, waived, at or by the Expiration Date. For a description of the proposed amendments, see “The Proposed Amendments.” The proposed amendments may become effective with respect to any series of Google Notes for which the Requisite Consents are received or the Requisite Consent condition has been waived, if necessary.

If the Requisite Consents are received and accepted and the other conditions to the exchange offers have been satisfied or, where permitted, waived, then on or after the Expiration Date, Google and the trustee under the Google Indenture will execute a supplemental indenture setting forth the proposed amendments and such supplemental indenture will become effective upon its execution and delivery. However, the proposed amendments to the Google Indenture with respect to such series will not become operative until after the issuance of the Alphabet Notes of the applicable series and the payment of the cash consideration payable pursuant to the relevant exchange offer on the Settlement Date. Each non-consenting holder of a series of Google Notes as to which the exchange offer has been consummated will be bound by the supplemental indenture.

Conditions to the Exchange Offers and Consent Solicitations

The consummation of the exchange offers is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the following conditions: (a) the receipt of the Requisite Consents described above under “—Terms of the Exchange Offers and Consent Solicitations,” (b) the registration statement of which this prospectus forms a part has been declared effective by the Commission and (c) the following statements being true:

1.	In our reasonable judgment, no action or event has occurred or been threatened (including a default under an agreement, indenture or other instrument or obligation to which we or one of our affiliates is a party or by which we or one of our affiliates is bound), no action is pending, no action has been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction has been promulgated, enacted, entered, enforced or deemed applicable to the exchange offers, the exchange of Google Notes under an exchange offer, the consent solicitations or the proposed amendments, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

•

challenges the exchange offers, the exchange of Google Notes under an exchange offer, the consent solicitations or the proposed amendments or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offers, the exchange of Google Notes under an exchange offer, the consent solicitations or the proposed amendments; or in our reasonable judgment, could materially affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of Alphabet and its subsidiaries, taken as a whole, or materially impair the contemplated benefits to Alphabet of the exchange offers, the exchange of Google Notes under an exchange offer, the related consent solicitation or the proposed amendments, or might be material to holders of Google Notes in deciding whether to accept the exchange offers and give their consents;

2.	None of the following has occurred:

•	any general suspension of or limitation on trading in securities on any United States national securities exchange or in the over-the-counter market (whether or not mandatory);

•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

•	any material adverse change in United States securities or financial markets generally; or

•	in the case of any of the foregoing existing at the time of the commencement of the exchange offers, a material acceleration or worsening thereof; and

3.	The trustee under the Google Indenture has executed and delivered a supplemental indenture reflecting to the proposed amendments and has not objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of, any of the exchange offers, the exchange of Google Notes under an exchange offer, the consent solicitations or our ability to effect the proposed amendments, nor has the trustee taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting consents (including the form thereof) or in making the exchange offers, the exchange of the Google Notes under an exchange offer or the consent solicitations.

All of these conditions are for our sole benefit and, except as set forth below, may be waived by us, in whole or in part in our sole discretion. Any determination made by us concerning these events, developments or circumstances shall be conclusive and binding, subject to the rights of the holders of the Google Notes to challenge such determination in a court of competent jurisdiction. We may, at our option and in our sole discretion, waive any such conditions except the condition that the registration statement of which this prospectus forms a part has been declared effective by the Commission. All conditions to the exchange offers must be satisfied or, where permitted, waived, at or by the Expiration Date.

Expiration Date; Extensions; Amendments

The Expiration Date for the exchange offers shall be the time immediately following 11:59 p.m., New York City time, on                     , 2016, subject to our right to extend that date and time in our sole discretion, in which case the Expiration Date shall be the latest date and time to which we have extended the relevant exchange offer.

Subject to applicable law, we expressly reserve the right, in our sole discretion, with respect to the exchange offers and consent solicitations for each series of Google Notes to:

1.	delay accepting any Google Notes, to extend the exchange offers and consent solicitations or to terminate the exchange offers and consent solicitations and not accept any Google Notes; and

2.	amend, modify or waive in part or whole, at any time prior to the expiration of the exchange offers, the terms of the exchange offers and consent solicitations in any respect, including waiver of any conditions to consummation of the exchange offers and consent solicitations (except the condition that the registration statement of which this prospectus forms a part has been declared effective by the Commission).

If we exercise any such right, we will give written notice thereof to the exchange agent and will make a public announcement thereof as promptly as practicable. Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offers and consent solicitations, we will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release to any appropriate news agency.

The minimum period during which the exchange offers and consent solicitations will remain open following material changes in the terms of the exchange offers and consent solicitations or in the information concerning the exchange offers and consent solicitations will depend upon the facts and circumstances of such change, including the relative materiality of the changes.

In accordance with Rule 14e-1 under the Exchange Act, if we elect to change the consideration offered or the percentage of Google Notes sought, the relevant exchange offers and consent solicitations will remain open for a minimum ten business-day period following the date that the notice of such change is first published or sent to holders of the Google Notes. We may choose to extend any of the exchange offers, in our sole discretion, by giving notice of such extension at any time on or prior to 9:00 a.m., New York City time, on the business day immediately following the previously scheduled Expiration Date.

Subject to applicable law, each exchange offer and each consent solicitation is being made independently of the other exchange offers and consent solicitations, and we reserve the right to terminate, withdraw or amend each exchange offer and each consent solicitation independently of the other exchange offers and consent solicitations at any time and from time to time, as described in this prospectus.

Effect of Tender

Any tender of a Google Note by a noteholder that is not validly withdrawn prior to the Expiration Date will constitute a binding agreement between that holder and Alphabet and a consent to the proposed amendments, upon the terms and subject to the conditions of the relevant exchange offer and the letter of transmittal and consent, which agreement will be governed by, and construed in accordance with, the laws of the State of New York. The acceptance of the exchange offers by a tendering holder of Google Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Google Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

If the proposed amendments to the Google Indenture have been adopted with respect to a series of Google Notes, the amendments will apply to all such Google Notes that are not acquired in the exchange offers, even though the holders of those Google Notes did not consent to the proposed amendments. Thereafter, all such Google Notes will be governed by the Google Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the Google Indenture. In particular, holders of the Google Notes under the amended Google Indenture will no longer receive annual, quarterly and other reports from Google, and will no longer be entitled to the benefits of various covenants, including the merger covenant, and other provisions. See “Risk Factors—Risks Related to the Exchange Offers and the Consent Solicitations—The proposed amendments to the Google Indenture will afford reduced protection to remaining holders of Google Notes.”

Absence of Dissenters’ Rights

Holders of the Google Notes do not have any appraisal or dissenters’ rights under New York law, the law governing the Google Indenture, or under the terms of the Google Indenture in connection with the exchange offers and consent solicitations.

Procedures for Tendering and Consenting

If you hold Google Notes and wish to have those notes exchanged for Alphabet Notes and the cash consideration, you must validly tender (or cause the valid tender of) your Google Notes using the procedures described in this prospectus and in the accompanying letter of transmittal and consent. The proper tender of Google Notes will constitute a consent to the proposed amendments to the Google Indenture and the Google Notes in respect of such tendered Google Notes.

The procedures by which you may tender or cause to be tendered Google Notes will depend upon the manner in which you hold the Google Notes, as described below. No alternative, conditional or contingent tenders will be accepted.

Google Notes Held with DTC

Pursuant to authority granted by DTC, if you are a DTC participant that has Google Notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your Google Notes and deliver a consent as if you were the record holder. Accordingly, references herein to record holders include DTC participants with Google Notes credited to their accounts. Within two business days after the date of this prospectus, the exchange agent will establish accounts with respect to the Google Notes at DTC for purposes of the exchange offers.

Tender of Google Notes (and corresponding consents thereto) will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Google Notes must continue to hold Google Notes in the minimum authorized denomination of $2,000 principal amount.

Any DTC participant may tender Google Notes and thereby deliver a consent to the proposed amendments to the Google Indenture by effecting a book-entry transfer of the Google Notes to be tendered in the exchange offers into the account of the exchange agent at DTC and either (1) electronically transmitting its acceptance of the exchange offers through DTC’s ATOP procedures for transfer; or (2) completing and signing the letter of transmittal and consent according to the instructions contained therein and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this prospectus, in either case before the Expiration Date of the exchange offers.

If ATOP procedures are followed, DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from a DTC participant tendering Google Notes that the participant has received and agrees to be bound by the terms of the terms and conditions of the exchange offers and consent solicitations as set forth in this prospectus and the letter of transmittal and consent and that Alphabet and Google may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the Expiration Date of the exchange offers.

The letter of transmittal and consent (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal and consent, and any other required documents, must be transmitted to and received by the exchange agent prior to the Expiration Date of the exchange offers at its address set forth on the back cover page of this prospectus. Delivery of these documents to DTC does not constitute delivery to the exchange agent.

Google Notes Held Through a Nominee

Currently, all of the Google Notes are held in book-entry form and can only be tendered by following the procedures described above under “—Google Notes Held with DTC.” However, if you are a beneficial owner of Google Notes that are subsequently issued in certificated form and that are held of record by a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender Google Notes in the exchange offers, you should contact the record holder promptly and instruct the record holder to tender the Google Notes and thereby deliver a consent on your behalf using one of the procedures described above.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the exchange offers and consent solicitations. Accordingly, beneficial owners wishing to participate in the exchange offers and consent solicitations should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the exchange offers and consent solicitations.

Letter of Transmittal and Consent

Subject to and effective upon the acceptance for exchange and issuance of Alphabet Notes and the payment of the cash consideration, in exchange for Google Notes tendered by a letter of transmittal and consent or agent’s message in accordance with the terms and subject to the conditions set forth in this prospectus, by executing and delivering a letter of transmittal and consent (or agreeing to the terms of a letter of transmittal and consent pursuant to an agent’s message) a tendering holder of Google Notes, among other things:

•	irrevocably sells, assigns and transfers to or upon the order of Alphabet all right, title and interest in and to, any and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, the Google Notes tendered thereby;

•	represents and warrants that the Google Notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

•	consents to the proposed amendments described below under “The Proposed Amendments” with respect to the series of Google Notes tendered; and

•	irrevocably constitutes and appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Google Notes (with full knowledge that the exchange agent also acts as the agent of Alphabet), with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the Google Notes tendered to be assigned, transferred and exchanged in the exchange offers.

Proper Execution and Delivery of Letter of Transmittal and Consent

If you wish to participate in the exchange offers and consent solicitations, delivery of your Google Notes, signature guarantees and other required documents are your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (1) use registered mail properly insured with return receipt requested and (2) mail the required items in sufficient time to ensure timely delivery.

Except as otherwise provided below, all signatures on the letter of transmittal and consent or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on the letter of transmittal and consent need not be guaranteed if:

•	the letter of transmittal and consent is signed by a DTC participant whose name appears on a security position listing of DTC as the owner of the Google Notes and the portion entitled “Special Payment Instructions” on the letter of transmittal and consent has not been completed; or

•	the Google Notes are tendered for the account of an eligible institution. See Instruction 4 in the letter of transmittal and consent.

Withdrawal of Tenders and Revocation of Corresponding Consents

Tenders of Google Notes in connection with any of the exchange offers may be withdrawn at any time prior to the Expiration Date of the particular exchange offer. Tenders of Google Notes may not be withdrawn at any time thereafter. Consents to the proposed amendments in connection with the consent solicitations may be revoked at any time prior to the Expiration Date of the particular consent solicitation by withdrawing the tender of Google Notes, but may not be withdrawn at any time thereafter. A valid withdrawal of tendered Google Notes prior to the Expiration Date will be deemed to be a concurrent revocation of the related consent to the proposed amendments to the Google Indenture.

Beneficial owners desiring to withdraw Google Notes previously tendered through the ATOP procedures should contact the DTC participant through which they hold their Google Notes. In order to withdraw Google Notes previously tendered, a DTC participant may, prior to the Expiration Date of the exchange offers, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP, or (2) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant, each series of Google Notes subject to the notice and the principal amount of each series of Google Notes subject to the notice. Withdrawal of a prior instruction will be effective upon receipt of such notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program, except that signatures on the notice of withdrawal need not be guaranteed if the Google Notes being withdrawn are held for the account of an eligible institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which the withdrawal relates. A DTC participant may withdraw a tender only if the withdrawal complies with the provisions described in this section.

If you are a beneficial owner of Google Notes issued in certificated form and have tendered these notes (but not through DTC) and you wish to withdraw your tendered notes, you should contact the exchange agent for instructions.

Withdrawals of tenders of Google Notes may not be rescinded and any Google Notes withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offers. Properly withdrawn Google Notes, however, may be re-tendered by following the procedures described above at any time prior to the Expiration Date of the applicable exchange offer.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender or withdrawal of Google Notes in connection with the exchange offers will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders or withdrawals not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender or withdrawal of any Google Notes in the exchange offers, and our interpretation of the terms and conditions of the exchange offers (including the instructions in the letter of transmittal and consent) will be final and binding on all parties. None of Alphabet, Google, the dealer managers, the exchange agent, the information agent or the trustee under the Google Indenture and the Alphabet Indenture, or any other person will be under any duty to give notification of any defects or irregularities in tenders or withdrawals or incur any liability for failure to give any such notification.

Tenders or withdrawals of Google Notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Google Notes received by the exchange agent in connection with any exchange offer that are not validly tendered or withdrawn and as to which the irregularities have not been cured or waived will be returned by the exchange agent to (i) you by mail if they were tendered or withdrawn in certificated form or (ii) if they were tendered or withdrawn through the ATOP procedures, to the DTC participant who delivered such Google Notes by crediting an account maintained at DTC designated by such DTC participant, in either case promptly after the Expiration Date of the applicable exchange offer or the withdrawal or termination of the applicable exchange offer.

We may also in the future seek to acquire untendered Google Notes in open market or privately-negotiated transactions, through subsequent exchange offers or otherwise. The terms of any of those purchases or offers could differ from the terms of these exchange offers.

Acceptance of Google Notes for Exchange; Alphabet Notes; Effectiveness of Proposed Amendments

Assuming the conditions to the exchange offers are satisfied or, where permitted, waived, we will issue the Alphabet Notes in book-entry form and pay the cash consideration in connection with the exchange offers promptly on the Settlement Date in exchange for Google Notes that are properly tendered (and not validly withdrawn) before the Expiration Date and accepted for exchange.

We will be deemed to have accepted validly tendered Google Notes (and will be deemed to have accepted validly delivered consents to the proposed amendments for the Google Indenture) if and when we have given oral or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offers, delivery of Alphabet Notes and payment of the cash consideration in connection with the exchange of Google Notes accepted by us will be made by the exchange agent on the Settlement Date, upon receipt of such notice. The exchange agent will act as agent for participating holders of the Google Notes for the purpose of receiving consents and Google Notes from, and transmitting Alphabet Notes and the cash consideration to, such holders. If any tendered Google Notes are not accepted for any reason set forth in the terms and conditions of the exchange offers or if Google Notes are withdrawn prior to the Expiration Date of the exchange offers, such unaccepted or withdrawn Google Notes will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offers.

In no event will interest accrue or be payable by reason of any delay on the part of the exchange agent in making delivery or payment to the holders entitled thereto or any delay in the allocation or crediting of securities or monies received by DTC to participants in DTC or in the allocation or crediting of securities or monies received by participants to beneficial owners and in no event will Alphabet be liable for interest or damages in relation to any delay or failure of payment to be remitted to any holder.

The supplemental indenture containing the proposed amendments will become effective with respect to a series upon its execution and delivery. However, the proposed amendments to the Google Indenture with respect to each series will not become operative until after the issuance of the Alphabet Notes and the payment of the cash consideration payable pursuant to the relevant exchange offer on the Settlement Date.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and sale of Google Notes to us in the exchange offers. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holders or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal and consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the Google Notes tendered by such holder.

U.S. Federal Backup Withholding

Under current U.S. federal income tax law, the exchange agent (as payer) may be required under the backup withholding rules to withhold a portion of any payments made to certain holders of Google Notes (or other payees) pursuant to the exchange offers and consent solicitations. To avoid such backup withholding, each tendering holder of Google Notes must timely provide the exchange agent with such holder’s correct taxpayer identification number (“TIN”) on Internal Revenue Service (“IRS”) Form W-9 (available from the IRS by calling 1-800-TAX-FORM (1-800-829-3676) or from the IRS website at http://www.irs.gov), or otherwise establish a basis for exemption from backup withholding (currently imposed at a rate of 28%). If a holder is an individual who is a U.S. citizen or resident, the TIN is generally his or her social security number. If the exchange agent is not provided with the correct TIN, a penalty may be imposed by the IRS and/or payments made with respect to Google Notes exchanged pursuant to the exchange offers and consent solicitations may be subject to backup withholding. Failure to comply truthfully with the backup withholding requirements, if done willfully, may also result in the imposition of criminal fines and penalties. See IRS Form W-9 for additional information. Certain holders (including, among others, certain foreign persons) are exempt from these backup withholding requirements. Exempt holders (other than foreign holders) should furnish their TIN, provide the applicable codes in the box labeled “Exemptions,” and sign, date and send the IRS Form W-9 to the exchange agent. Foreign holders may qualify as exempt recipients by submitting to the exchange agent a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form), signed under penalties of perjury, attesting that the holder is not a U.S. person as defined in the Internal Revenue Code of 1986, as amended (“the Code”). The applicable IRS Form W-8 can be obtained from the IRS or from the exchange agent.

If backup withholding applies, the exchange agent is required to withhold on any payments made to the tendering holders (or other payees). Backup withholding is not an additional tax. A holder subject to the backup withholding rules will be allowed a credit of the amount withheld against such holder’s U.S. federal income tax liability, and, if backup withholding results in an overpayment of tax, the holder may be entitled to a refund, provided the requisite information is correctly furnished to the IRS in a timely manner.

Each of Alphabet and Google reserves the right in its sole discretion to take all necessary or appropriate measures to comply with its respective obligations regarding backup withholding.

Exchange Agent

D.F. King & Co., Inc. has been appointed as the exchange agent for the exchange offers and consent solicitations. Letters of transmittal and consent and all correspondence in connection with the exchange offers should be sent or delivered by each holder of Google Notes, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this prospectus. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

D.F. King & Co., Inc. has been appointed as the information agent for the exchange offers and the consent solicitations, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal and consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this prospectus. Holders of any Google Notes issued in certificated form and that are held of record by a custodian bank, depositary, broker, trust company or other nominee may also contact such record holder for assistance concerning the exchange offers.

Dealer Managers

We have retained Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC to act as dealer managers in connection with the exchange offers and consent solicitations and will pay the dealer managers a customary fee as compensation for their services. We will also reimburse the dealer managers for certain expenses. The obligations of the dealer managers to perform this function are subject to certain conditions. We have agreed to indemnify the dealer managers against certain liabilities, including liabilities under the federal securities laws. Questions regarding the terms of the exchange offers or the consent solicitations may be directed to the dealer managers at their respective addresses and telephone numbers set forth on the back cover page of this prospectus.

The dealer managers and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The dealer managers and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the dealer managers and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own accounts and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer managers and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

In the ordinary course of their respective businesses, the dealer managers or their respective affiliates may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in securities of the Company and/or Google, including the Google Notes, and, to the extent that the dealer managers or their respective affiliates own Google Notes during the exchange offers and consent solicitations, they may tender such Google Notes pursuant to the terms of the exchange offers and consent solicitations.

Other Fees and Expenses

The expenses of soliciting tenders and consents with respect to the Google Notes will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer managers and the information agent and exchange agent, as well as by officers and other employees of Alphabet and its affiliates.

Tendering holders of Google Notes will not be required to pay any fee or commission to the dealer managers. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other nominee, that holder may be required to pay brokerage fees or commissions.

DESCRIPTION OF DIFFERENCES BETWEEN THE GOOGLE NOTES AND THE ALPHABET NOTES

There are no differences between the material terms of the Alphabet Indenture and the Google Indenture (as currently constituted and without giving effect to the proposed amendments following the consent solicitations, as described under “The Proposed Amendments”). The Alphabet Notes issued in the applicable exchange offers will be governed by the Alphabet Indenture. Except for Google’s 2.125% Notes due 2016, which mature on May 19, 2016, the Google Notes represent, as of the date of this prospectus, the only debt securities issued and currently outstanding under the Google Indenture.

This section is qualified in its entirety by reference to the Google Indenture and the Alphabet Indenture. Copies of those indentures and the note certificates are filed as exhibits to the registration statement of which this prospectus forms a part and are also available from the information agent upon request.

THE PROPOSED AMENDMENTS

We are soliciting the consent of the holders of Google Notes to eliminate substantially all of the restrictive covenants in the Google Indenture, including the merger covenant and the reporting covenant and make certain conforming changes to the Google Indenture to reflect the proposed amendments. If the proposed amendments described below are adopted with respect to any series of Google Notes, the amendments will apply to all Google Notes of that series not acquired in the applicable exchange offer. Thereafter, all such Google Notes will be governed by the Google Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the Google Indenture. See “Risk Factors—Risks Related to the Exchange Offers and the Consent Solicitations—The proposed amendments to the Google Indenture will afford reduced protection to remaining holders of Google Notes.”

The descriptions below of the provisions of the Google Indenture and note certificates to be eliminated or modified do not purport to be complete and are qualified in their entirety by reference to the Google Indenture, the applicable note certificate and the form of supplemental indenture to the Google Indenture that contains the proposed amendments. A copy of the form of supplemental indenture is attached as an exhibit to the registration statement of which this prospectus forms a part.

The proposed amendments for each series of Google Notes constitute a single proposal, and a consenting holder must consent to the proposed amendments in their entirety and may not consent selectively with respect to only certain of the proposed amendments.

Pursuant to the Google Indenture and related supplemental indenture for each series of Google Notes, the proposed amendments require the consent of the holders of a majority in aggregate principal amount of the outstanding Google Notes of such series affected by the supplemental indenture. Any Google Notes held by Google or any person directly or indirectly controlling or controlled by or under direct or indirect common control with Google (including us) are not considered to be “outstanding” for this purpose.

As of the date of this prospectus, the aggregate principal amount outstanding with respect to each series of Google Notes is:

Series of Google Notes	Principal Amount Outstanding
3.625% Notes due 2021	$1,000,000,000
3.375% Notes due 2024	$1,000,000,000

Total	$2,000,000,000

The valid tender of a holder’s Google Notes will constitute the consent of the tendering holder to the proposed amendments in their entirety.

If the Requisite Consents with respect to a series of Google Notes under the Google Indenture have been received prior to the Expiration Date, assuming all other conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable, all of the sections or provisions listed below under the Google Indenture for that series of Google Notes will be deleted:

•	Section 6.04 of the Google Indenture—Merger, Consolidation and Sale of Assets

•	Section 10.02 of the Google Indenture—Reports by the Company

Company Reporting Covenant. Although the proposed amendments would delete Section 10.02 of the Google Indenture—Reports by the Company, Google will cease reporting pursuant to Section 13 or 15(d) of the Exchange Act regardless of whether the reporting covenant is deleted and, accordingly, it will cease to file periodic reports or information with the SEC, the trustee or any holders of the Google Notes in any case.

Conforming Changes, etc. The proposed amendments would amend the Google Indenture to make certain conforming or other changes to the Google Indenture, including modification or deletion of certain definitions and cross-references.

Effectiveness of the Supplemental Indenture and Proposed Amendments

If we receive and accept the Requisite Consents with respect to a series of Google Notes prior to the Expiration Date, then on or after the Expiration Date, the supplemental indenture with respect to such series for the proposed amendments will be duly executed and delivered by Google and the trustee and such supplemental indenture for such series will become effective upon its execution and delivery. However, the proposed amendments to the Google Indenture with respect to such series will not become operative until after the issuance of the Alphabet Notes of the relevant series and the payment of the cash consideration payable pursuant to the applicable exchange offer on the Settlement Date.

DESCRIPTION OF ALPHABET NOTES

References in this section to “Alphabet,” “we,” “us” and “our” are to Alphabet Inc., unless otherwise stated or the context so requires.

The New 2021 Notes and New 2024 Notes (collectively, the “New Notes”) will be issued by Alphabet under the Alphabet Indenture, in connection with the exchange offers for the existing notes of Google (the “Google Notes”) described elsewhere in this prospectus (the “Exchange Offers”). The terms of the New Notes will include those stated in the Alphabet Indenture and those made part of the Alphabet Indenture by reference to the Trust Indenture Act.

This description is a summary of the material provisions of the New Notes and the Alphabet Indenture. This description does not restate those agreements and instruments in their entirety. You should refer to the applicable New Notes and the Alphabet Indenture, copies of which are available as set forth in the section of this prospectus entitled “Where You Can Find More Information.”

Principal, Maturity and Interest

The New 2021 Notes will initially be limited to $1,000,000,000 aggregate principal amount and the New 2024 Notes will initially be limited to $1,000,000,000 aggregate principal amount. The New 2021 Notes will mature on May 19, 2021 and the New 2024 Notes will mature on February 25, 2024. We will issue the New Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest on the New 2021 Notes will accrue at the annual rate of 3.625% and interest on the New 2024 Notes will accrue at the annual rate of 3.375%. Interest on the New 2021 Notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for on the existing 2021 Notes, or if no interest has been paid or duly provided for, from and including May 19, 2011, the date on which Google issued the existing 2021 Notes, and is payable on May 19 and November 19 each year, beginning on the next interest payment date following the closing of this offering. Interest on the New 2024 Notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for on the existing 2024 Notes, or if no interest has been paid or duly provided for, from and including February 25, 2014, the date on which Google issued the existing 2024 Notes, and is payable on February 25 and August 25 each year, beginning on the next interest payment date following the closing of this offering. Interest on the New Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

We will make each interest payment to the holders of record of the New 2021 Notes at the close of business on the May 1 or November 1 immediately preceding the relevant interest payment date. We will make each interest payment to the holders of record of the New 2024 Notes at the close of business on the February 10 or August 10 immediately preceding the relevant interest payment date.

Ranking

The New Notes will be unsecured general obligations of Alphabet and will rank equally with each other and with all other unsubordinated indebtedness of Alphabet from time to time outstanding. However, the New Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries (including any Google Notes not exchanged for Alphabet Notes and Google’s 2.125% Notes due 2016, which mature on May 19, 2016) and will be effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness. Claims of the creditors of our subsidiaries will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the New Notes. Accordingly, the New Notes will be effectively subordinated to the claims of third-party creditors, including trade creditors and preferred stockholders, if any, of our subsidiaries.

No Listing

The New Notes will not be listed on any national securities exchange or be quoted on any automated dealer quotation system.

Covenants

The Alphabet Indenture contains a provision that restricts our ability to consolidate with or merge into any other entity, or sell other than for cash or lease, all or substantially all our assets to another entity. See “—Merger, Consolidation and Sale of Assets.” The Alphabet Indenture contains no other restrictive covenants, including those that would afford holders of the New Notes protection in the event of a highly-leveraged transaction involving Alphabet or any of its affiliates or other events involving us that may adversely affect our creditworthiness or the value of the New Notes. The Alphabet Indenture also does not contain any covenants relating to total indebtedness of Alphabet or its subsidiaries (including Google), interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders, current ratios or acquisitions and divestitures. The New Notes will not have the benefit of covenants that restrict the incurrence of secured indebtedness or relate to subsidiary guarantees, liens and sale leaseback transactions.

Further Issues

Alphabet may, without the consent of the holders of the New Notes of any series, issue additional notes having the same ranking and the same interest rate, maturity date and other terms as the New Notes of any series (except for issue date, public offering price and, if applicable, the date from which interest accrues and the first interest payment date). Any additional notes having such similar terms, together with the New Notes of the applicable series, will constitute a single series of debt securities under the Alphabet Indenture, and will vote together as one class on all matters with respect to such series of New Notes. Any additional notes will be issued under a separate CUSIP number unless: (i) the additional notes and the outstanding notes of the original series are treated as part of the same “issue” of debt instruments for U.S. federal income tax purposes; (ii) the additional notes are issued pursuant to a “qualified reopening” of the outstanding notes of the original series for U.S. federal income tax purposes; or (iii) the additional notes are, and the outstanding notes of the original series were, issued without original issue discount for U.S. federal income tax purposes.

Optional Redemption of New Notes

We may redeem each series of New Notes at our option, in whole or in part, at any time and from time to time. The redemption price will be equal to the greater of:

•	100% of the principal amount of the New Notes being redeemed on the redemption date; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the New Notes of that series being redeemed on that redemption date (not including the amount, if any, of accrued and unpaid interest to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of 30-day months) at the Treasury Rate (as defined below) plus 10 basis points.

In each case, we will pay accrued and unpaid interest on the principal amount of the New Notes being redeemed to the date of redemption.

Notwithstanding the foregoing, installments of interest on the applicable New Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the applicable New Notes and the Alphabet Indenture.

We will transmit notice of any redemption at least 30 days, but not more than 60 days, before the redemption date to each holder of record of New Notes to be redeemed at its registered address. Once notice of redemption is transmitted, the New Notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus accrued and unpaid interest applicable to such New Notes to the redemption date. From and after the redemption date, such New Notes will cease to bear interest (unless we fail to pay the redemption price (and accrued and unpaid interest) for the New Notes subject to redemption).

“Comparable Treasury Issue” means, for any series of New Notes, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the New Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such New Notes.

“Comparable Treasury Price” means, with respect to any redemption date and series of New Notes to be redeemed, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means (1) each of Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC, and their respective successors, with respect to the New 2021 Notes, and each of Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, and their respective successors, with respect to the New 2024 Notes, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we will substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealer we select.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date for any series of New Notes, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the New Notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date. As used in the immediately preceding sentence and in the definition of “Reference Treasury Dealer Quotations” above, the term “business day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or obligated by law or executive order to close.

On and after the redemption date, interest will cease to accrue on the New Notes or any portion of the New Notes called for redemption (unless we default in the payment of the redemption price and accrued and unpaid interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued and unpaid interest on the New Notes to be redeemed on that date. If fewer than all of the New Notes of any series are to be redeemed, the New Notes to be redeemed shall be selected by DTC in accordance with its customary procedures, in the case of New Notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of New Notes that are not represented by a global security.

The New Notes are not entitled to the benefit of a sinking fund.

Merger, Consolidation and Sale of Assets

We will not consolidate with or merge into any other entity, or sell other than for cash or lease, all or substantially all our assets to another entity, and no entity may consolidate with or merge into us, unless:

(a)	we will be the continuing entity in any merger or consolidation or the successor, transferee or lessee entity (if other than us) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations relating to the New Notes;

(b)	immediately after such consolidation, merger, sale or lease, there exists no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default; and

(c)	other conditions described in the Alphabet Indenture are met.

Events of Default

Each of the following will constitute an Event of Default under the Alphabet Indenture with respect to the New Notes:

•	default for 30 days in the payment of any interest when due;

•	default in the payment of principal, or premium, if any, when due at maturity, upon redemption or otherwise;

•	default for 30 days in the payment of any sinking fund installment, if any, when due;

•	default in the performance, or breach, of any covenant or agreement in the Alphabet Indenture for 90 days after written notice; and

•	certain events of bankruptcy, insolvency or reorganization.

We are required to furnish the trustee annually with an officer’s certificate as to our compliance with all conditions and covenants under the Alphabet Indenture. The Alphabet Indenture provides that the trustee may withhold notice to you of any default, except in respect of the payment of the principal of, premium, if any, or interest on the New Notes, if it considers it in the interests of the holders of the New Notes to do so.

Effect of an Event of Default

If an Event of Default exists with respect to a series of New Notes (other than an event of default in the case of certain events of bankruptcy), the trustee or the holders of not less than 25% in aggregate principal amount of outstanding New Notes of that series may declare the principal amount of and all accrued but unpaid interest on all New Notes of that series to be due and payable immediately, by a notice in writing to us, and to the trustee if given by holders. Upon that declaration, the principal (or specified) amount will become immediately due and payable. However, at any time after a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained, the Event of Default may, without further act, be deemed to have been waived and such declaration may, without further act, be deemed to have been rescinded and annulled subject to conditions specified in the Alphabet Indenture.

If an Event of Default in the case of certain events of bankruptcy, insolvency or reorganization exists, the principal amount of all debt securities outstanding under the Alphabet Indenture shall automatically, and without any declaration or other action on the part of the trustee or any holder of such outstanding New Notes, become immediately due and payable.

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the Alphabet Indenture (other than the payment of any amounts on the New Notes furnished to it pursuant to the Alphabet Indenture) at the request, order or direction of any holders, unless the holders offer the trustee security or indemnity satisfactory to it. Holders of a majority in principal amount outstanding of any series of New Notes may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, for such series of New Notes.

Legal Proceedings and Enforcement of Right to Payment

You will not have any right to institute any proceeding in connection with the Alphabet Indenture or for any remedy under the Alphabet Indenture, unless (i) you have previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series, (ii) the holders of at least 25% in aggregate principal amount of the applicable series of the outstanding New Notes must have made written request to the trustee to institute that proceeding, (iii) there shall have been offered to the trustee security and indemnity satisfactory to the trustee, and (iv) the trustee, within 60 days following the receipt of that notice, must have failed to institute the proceeding. However, you will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and interest on the New Notes on or after the due dates expressed in the New Notes and to institute a suit for the enforcement of that payment.

Modification of Alphabet Indenture

Under the Alphabet Indenture, we and the trustee may modify and amend the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding New Notes of each series affected by the modification. However, no modification or amendment may, without the consent of the holder of each outstanding New Note affected:

•	extend the stated maturity of the principal of, or any installment of interest on, any outstanding debt security;

•	reduce the principal amount of or the interest on or any premium payable upon the redemption of any outstanding debt security;

•	change the currency in which the principal amount of and premium, if any, or interest on any outstanding debt security is denominated or payable;

•	reduce the principal amount of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof;

•	impair the right to institute suit for the enforcement of any payment on any outstanding debt security after the stated maturity or redemption date;

•	materially adversely affect the economic terms of any right to convert or exchange any outstanding debt security;

•	reduce the percentage of the holders of outstanding debt securities necessary to modify or amend the indenture or to waive compliance with certain provisions of the indenture or certain defaults and consequences of such defaults; or

•	modify any of these provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of all of the holders of the debt securities affected.

Waiver of the Alphabet Indenture

The holders of a majority in aggregate principal amount of the outstanding New Notes of each series may, on behalf of the holders of all New Notes of that series, waive compliance by us with certain restrictive covenants of the Alphabet Indenture.

The holders of a majority in aggregate principal amount of the outstanding New Notes of each series may, on behalf of the holders of all New Notes of that series, generally waive any past default under the Alphabet Indenture and the consequences of such default. However, a default in the payment of the principal of, or premium, if any, or any interest on, the New Notes of that series or a default in respect of a covenant or provision of the Alphabet Indenture that cannot be modified or amended without the consent of the holder of each outstanding New Note affected cannot be so waived.

Defeasance and Covenant Defeasance

The Alphabet Indenture provides that we may discharge all of our obligations with respect to any series of the New Notes at any time, and that we may also be released from our obligations under certain covenants and from certain other obligations, including obligations imposed by a company order or supplemental indenture with respect to that series, if any, and elect not to comply with those sections and obligations without creating an event of default. Discharge under the first procedure is called “defeasance” and under the second procedure is called “covenant defeasance.”

Defeasance or covenant defeasance may be effected only if:

•	we irrevocably deposit with the trustee money or U.S. government obligations or a combination thereof, as trust funds in an amount sufficient to pay and discharge each installment of principal of, premium, if any, and interest on, all outstanding New Notes of that series;

•	no event of default under the Alphabet Indenture has occurred and is continuing on the date of such deposit, other than an event of default resulting from the borrowing of funds and the grant of any related liens to be applied to such deposit; and

•	we deliver to the trustee an opinion of counsel to the effect that (i) the beneficial owners of the New Notes of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge or as a result of the deposit and covenant defeasance and (ii) the deposit, defeasance and discharge or the deposit and covenant defeasance will not otherwise alter those beneficial owners’ U.S. federal income tax treatment of principal and interest payments on the New Notes of that series and, in the case of a defeasance, this opinion is accompanied by a ruling to that effect received from or published by the Internal Revenue Service.

Concerning the Trustee

The trustee under the Alphabet Indenture is The Bank of New York Mellon Trust Company, N.A. The trustee will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act with respect to the New Notes or any other debt securities issued under the Alphabet Indenture. The trustee is not required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity.

Governing Law

The Alphabet Indenture and the New Notes are governed by and construed in accordance with the laws of the State of New York.

Book-Entry System

The New Notes will be represented by one or more global notes that will be deposited with and registered in the name of DTC or its nominee for the accounts of its participants, including Euroclear Bank S.A./N.V. (“Euroclear”) as operator of the Euroclear System, and Clearstream Banking, S.A. (“Clearstream”). We will not issue certificated notes, except in the limited circumstances described below. Transfers of ownership interests in the global notes will be effected only through entries made on the books of DTC participants acting on behalf of beneficial owners. You will not receive written confirmation from DTC of your purchase. The direct or indirect participants through whom you purchased the New Notes should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The direct and indirect participants are responsible for keeping accurate account of the holdings of their customers like you. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

You, as the beneficial owner of New Notes, will not receive certificates representing ownership interests in the global notes, except in the following limited circumstances: (1) DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be eligible under the Alphabet Indenture and we do not appoint a successor depositary within 90 days; (2) we determine that the New Notes will no longer be represented by global notes and execute and deliver to the trustee an officer’s certificate to such effect; or (3) an event of default with respect to the New Notes will have occurred and be continuing. These certificated notes will be registered in such name or names as DTC will instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global notes.

So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by the global notes for all purposes under the Alphabet Indenture. Except as provided above, you, as the beneficial owner of interests in the global notes, will not be entitled to have New Notes registered in your name, will not receive or be entitled to receive physical delivery of New Notes in definitive form and will not be considered the owner or holder thereof under the Alphabet Indenture. Accordingly, you, as the beneficial owner, must rely on the procedures of DTC and, if you are not a DTC participant, on the procedures of the DTC participants through which you own your interest, to exercise any rights of a holder under the Alphabet Indenture.

Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC’s practice is to credit the accounts of DTC’s direct participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. Beneficial owners may experience delays in receiving distributions on their New Notes because distributions will initially be made to DTC and they must be transferred through the chain of intermediaries to the beneficial owner’s account. Payments by DTC participants to you will be the responsibility of the DTC participant and not of DTC, the trustee or us. Accordingly, we and any paying agent will have no responsibility or liability for: any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in New Notes represented by a global securities certificate; any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global securities certificate held through those participants; or the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We have been informed that, under DTC’s existing practices, if we request any action of holders of New Notes, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder of New Notes is entitled to take under the Alphabet Indenture, DTC would authorize the direct participants holding the relevant beneficial interests to take such action, and those direct participants and any indirect participants would authorize beneficial owners owning through those direct and indirect participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Clearstream and Euroclear have provided us with the following information and neither we nor the dealer managers take any responsibility for its accuracy:

Clearstream

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants include underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the dealer managers. Clearstream’s U.S. participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Distributions with respect to New Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A/N.V. under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the dealer managers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to New Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Euroclear has further advised us that investors who acquire, hold and transfer interests in the New Notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities certificates.

Global Clearance and Settlement Procedures

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving New Notes through DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time zone differences, credits of New Notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such New Notes settled during such processing will be reported to the relevant Euroclear participants or Clearstream participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of New Notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of New Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the exchange offers and consent solicitations that may be relevant to a beneficial owner of Google Notes or Alphabet Notes. This discussion is limited to holders who hold Google Notes and will hold Alphabet Notes (assuming that such holder participates in the exchange offer) as capital assets within the meaning of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Google Notes or Alphabet Notes in light of their personal circumstances or to holders subject to special tax rules including, among others, banks, financial institutions, insurance companies, dealers or traders in securities or currencies, regulated investment companies, real estate investment trusts, tax-exempt organizations (including private foundations), holders holding Google Notes or Alphabet Notes in tax-deferred accounts, holders holding Google Notes or Alphabet Notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, holders who mark to market their securities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, holders who are subject to the alternative minimum tax, nonresident alien individuals who are present in the United States for 183 days or more during the relevant taxable year, holders who are partnerships or partners therein or holders who are former U.S. citizens or U.S. residents, all of which may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any state, local or non-U.S. tax considerations or other U.S. federal tax considerations (e.g., estate or gift tax or the Medicare tax on net investment income). The discussion herein applies to each series of Google Notes and/or Alphabet Notes separately and not in the aggregate. Accordingly, holders should consider the tax consequences applicable to them on a series-by-series basis.

The discussion below is based on the Code, U.S. Treasury Regulations, published IRS rulings and administrative pronouncements, and published court decisions, each as in effect as of the date hereof, and any of which may be subject to change at any time, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. No ruling will be sought from the IRS with respect to any statement or conclusion in this discussion, and no assurance can be given that the IRS will not challenge such statement or conclusion in this discussion or, if challenged, that a court will uphold such statement or conclusion. Holders should consult their tax advisors as to the particular tax consequences to them of the exchange offers and consent solicitations and of owning and disposing of Alphabet Notes in light of their particular circumstances, as well as the effect of any state, local, non-U.S. or other laws.

As used herein, the term “U.S. Holder” means a beneficial owner of Google Notes or Alphabet Notes that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of the Google Notes or Alphabet Notes. The term “Non-U.S. Holder” is a beneficial owner of Google Notes or Alphabet Notes that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

THIS DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSIDERATIONS TO SUCH HOLDER OF THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS AND THE OWNERSHIP AND DISPOSITION OF ALPHABET NOTES ACQUIRED PURSUANT TO THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, OR LOCAL TAX LAWS OR NON-U.S. TAX LAWS.

Holders Tendering Google Notes in the Exchange Offers

U.S. Holders

The Exchange Offers

Tender of Google Notes. Sales of Google Notes for Alphabet Notes pursuant to the exchange offers and consent solicitations will be taxable exchanges for U.S. federal income tax purposes.

Subject to the discussion below under “—Potential Treatment of Consideration as Consent Fee,” a U.S. Holder that exchanges Google Notes for Alphabet Notes pursuant to the exchange offers and consent solicitations generally will recognize gain or loss equal to the difference, if any, between (i) the sum of the amount of cash received and the “issue price” of the Alphabet Notes received in respect of the Google Notes (as discussed below under “—Issue Price”) and (ii) the U.S. Holder’s adjusted tax basis in the Google Notes. A U.S. Holder’s adjusted tax basis in a Google Note will generally equal the amount paid for the Google Note (x) increased by any market discount previously taken into account by the U.S. Holder in respect of the Google Note and (y) reduced (but not below zero) by any amortizable bond premium previously amortized on the Google Note. Amounts received in respect of accrued interest on the Google Notes at the time of the exchange will be includable in a U.S. Holder’s gross income as interest income at the time of the exchange to the extent that it has not yet been included.

Subject to the treatment of a portion of any gain as ordinary income to the extent of any market discount accrued on a Google Note (see below under “—Market Discount”), any gain or loss recognized in respect of a Google Note generally will be capital gain or loss, which will be long-term capital gain or loss if the U.S. Holder held the Google Note for more than one year as of the date of the exchange. The deductibility of capital losses is subject to limitations under the Code. A U.S. Holder generally will have an initial tax basis in an Alphabet Note received pursuant to the exchange offers and consent solicitations equal to its issue price (as defined below), and generally will commence a new holding period with respect to the Alphabet Note the day after the completion of the exchange.

Market Discount. In general, if a U.S. Holder acquired the Google Notes with market discount, any gain recognized by a U.S. Holder on the sale of the Google Notes pursuant to the exchange offers and consent solicitations will be treated as ordinary income to the extent of the portion of the market discount that has accrued while the Google Notes were held by the U.S. Holder, unless the U.S. Holder has elected to include market discount in income currently as it accrues.

Issue Price. If an Alphabet Note is considered to be “publicly traded” for U.S. federal income tax purposes, the issue price of such Alphabet Note will, subject to the sentence below, generally equal its fair market value on the date of issuance. In accordance with applicable U.S. Treasury Regulations, we intend to determine the issue price of the Alphabet Notes by subtracting from such fair market value amount any Alphabet Note Pre-Issuance Accrued Interest (as defined below under “—Treatment of the Alphabet Notes—Stated Interest”). Although no assurances can be given in this regard, we believe that the Alphabet Notes are likely to be considered “publicly traded” for these purposes and intend to take this position for all relevant reporting and other purposes. We will provide investors with information regarding our determination of the issue price of the Alphabet Notes by publishing that information on our website. Our determination of the issue price of the Alphabet Notes is binding upon a holder unless such holder explicitly discloses to the IRS, on a timely filed U.S. federal income tax return for the taxable year that includes the date of the exchange, that its determination is different from ours, the reasons for the different determination, and how such holder determined the issue price.

Potential Treatment of Consideration as Consent Fee. We intend to treat the entire amount of the Total Consideration received by a U.S. Holder that participates in the exchange offers and consent solicitations as sale proceeds received in exchange for the U.S. Holder’s Google Notes. It is possible, however, that the IRS may take the position that a portion of the Total Consideration is not part of the consideration received by a U.S. Holder in exchange for the U.S. Holder’s Google Notes but rather a separate amount payable for consenting to the amendments, which may be treated as a fee or as additional interest on the Google Notes. In that case, the portion of the Total Consideration characterized as a consent fee or additional interest would be taxable as ordinary income to the U.S. Holder.

Treatment of the Alphabet Notes

Characterization of the Alphabet Notes. Alphabet intends to take the position that the Alphabet Notes are not “contingent payment debt instruments” for U.S. federal income tax purposes within the meaning of applicable Treasury Regulations and, therefore, the discussion below assumes that the Alphabet Notes are not subject to the special rules governing “contingent payment debt instruments.” U.S. Holders should consult their tax advisors regarding the tax consequences if the Alphabet Notes were treated as “contingent payment debt instruments.”

Stated Interest. Subject to the following sentence, U.S. Holders will generally be taxed on the stated interest on the Alphabet Notes as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. However, a U.S. Holder should not include in income the portion of the first payment of interest on an Alphabet Note that is attributable to accrued interest on the Google Notes as of the time of the exchange and should instead treat such portion as a non-taxable return of principal (such amount is referred to as the “Alphabet Note Pre-Issuance Accrued Interest”).

Original Issue Discount. As described above, we intend to determine the issue price of the Alphabet Notes by reference to the fair market value of the Alphabet Notes on the applicable exchange date; therefore, we cannot know before the applicable exchange date whether any series of the Alphabet Notes will have original issue discount (“OID”). If the principal amount of any Alphabet Note exceeds the issue price of the Alphabet Note by at least a statutorily specified de minimis amount (which is generally 1/4 of one percent of the principal amount multiplied by the number of complete years to maturity), the difference will constitute OID for U.S. federal income tax purposes. A U.S. Holder of an Alphabet Note that is issued with OID will, regardless of such U.S. Holder’s method of accounting, be required to include the OID in income (as ordinary income) as it accrues in accordance with a constant yield method based upon a compounding of interest and before receiving the cash to which that income is attributable. Based on the current trading prices of the Google Notes, we expect, and the remainder of this disclosure assumes, that the Alphabet Notes will be issued without OID.

Amortizable Bond Premium on Alphabet Notes. If a U.S. Holder’s initial tax basis in an Alphabet Note is greater than the principal amount of the Alphabet Note, the U.S. Holder will be considered to have acquired the Alphabet Note with “amortizable bond premium.” A U.S. Holder generally may elect to amortize the premium over the remaining term of the Alphabet Note on a constant yield method as an offset to interest when includible in income under a U.S. Holder’s regular accounting method. An election to amortize premium on a constant yield method will also apply to all other taxable debt instruments held or subsequently acquired by a U.S. Holder on or after the first day of the first taxable year for which the election is made. Such an election may not be revoked without the consent of the IRS. Because the Alphabet Notes may be redeemed by us prior to maturity at a premium, special rules apply that may reduce or eliminate the amount of premium that a U.S. Holder may amortize with respect to an Alphabet Note. U.S. Holders should consult their tax advisors about the special rules, including whether it would be advisable to elect to treat all interest on the Alphabet Notes as OID under applicable Treasury Regulations, which would result in a U.S. Holder not being subject to these special rules.

Sale or Other Taxable Disposition of Alphabet Notes. Upon the sale, exchange, optional redemption, retirement or other taxable disposition of an Alphabet Note, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between (1) the sum of cash plus the fair market value of all other property received on such disposition in respect of the Alphabet Note (except to the extent such cash or property is attributable to accrued but unpaid interest, which will generally be taxable as ordinary income as described above to the extent not previously included in income) and (2) the U.S. Holder’s adjusted tax basis in the Alphabet Note. A U.S. Holder’s adjusted tax basis in an Alphabet Note will generally equal its initial tax basis in the Alphabet Note, decreased by any bond premium that it previously amortized with respect to the Alphabet Note. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the Alphabet Note exceeds one year. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The Exchange Offers

Tender of Google Notes. As discussed above under “U.S. Holders—The Exchange Offers—Tender of Google Notes,” the exchange of Google Notes for Alphabet Notes pursuant to the exchange offers and consent solicitations will generally constitute a taxable exchange for U.S. federal income tax purposes. Under this treatment, subject to the discussion below under “—Payments of Interest,” “—Potential Treatment of Consideration as Consent Fee” and “—Backup Withholding and Information Reporting” a Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized on the Non-U.S. Holder’s exchange of Google Notes pursuant to the exchange offers and consent solicitations. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal tax consequences of the exchange offers and consent solicitations.

Payments of Interest. Subject to the discussion below under “—FATCA Withholding,” any amount received pursuant to the exchange offers and consent solicitations with respect to a Google Note that is attributable to accrued but unpaid interest will generally not be subject to U.S. federal income tax, provided that, (i) the Non-U.S. Holder does not actually or constructively own ten percent or more of the combined voting power of all classes of Google’s stock and is not a controlled foreign corporation that is related to Google through stock ownership, and (ii) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is not a U.S. person (as defined in the Code) in compliance with applicable requirements (or satisfies certain documentary evidence requirements for establishing that it is not a U.S. person).

A Non-U.S. Holder that does not qualify for an exemption from U.S. federal withholding tax under the rules described above will generally be subject to withholding at a rate of 30% (or lower treaty rate, if applicable) on amounts received pursuant to the exchange offers and consent solicitations that are attributable to accrued but unpaid interest received on the Google Notes.

Potential Treatment of Consideration as Consent Fee. As discussed above under “U.S. Holders—The Exchange Offers—Potential Treatment of Consideration as Consent Fee,” we intend to take the position that the entire amount of the Total Consideration received by a Non-U.S. Holder who participates in the exchange offers and consent solicitations is consideration for the tendered Google Notes, in which case the Total Consideration would be treated as provided above under “—Tender of Google Notes.” It is possible, however, that the IRS may take the position that a portion of the Total Consideration is not part of the consideration received by a Non-U.S. Holder in exchange for the Non-U.S. Holder’s Google Notes but rather a separate amount payable for consenting to the amendments, which may be treated as a fee or as additional interest on the Google Notes. In that case, the portion of the Total Consideration treated as a consent fee or additional interest may be subject to U.S. federal withholding tax at a 30% rate (or lower applicable treaty rate). There can be no assurance that the IRS will not successfully challenge the position that we intend to take. Non-U.S. Holders should consult their tax advisors regarding the potential treatment of a portion of the Total Consideration as a fee or additional interest, the availability of a refund of any U.S. withholding tax, and the provisions of any applicable income tax treaties which may provide different rules from those described above.

Treatment of the Alphabet Notes

Payments of Interest. Subject to the discussion below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding,” payments of interest on Alphabet Notes received pursuant to the exchange offers and consent solicitations will generally not be subject to U.S. federal income or withholding tax, subject to the conditions described above under “Non-U.S. Holders—The Exchange Offers—Payments of Interest” (substituting references to Alphabet for references to Google).

Sale or Other Taxable Disposition of Alphabet Notes. Subject to the discussion below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding,” a holder of an Alphabet Note that is a

Non-U.S. Holder will generally not be subject to U.S. federal income tax on interest payments on, or gain realized on the sale, exchange or redemption of, the Alphabet Note (except with respect to accrued and unpaid interest, which would be treated as described above).

Holders Not Tendering in the Exchange Offers

The U.S. federal income tax treatment of holders who do not tender their Google Notes pursuant to the exchange offers and consent solicitations (“non-tendering holders”) will depend upon whether the adoption of the proposed amendments results in a “deemed” exchange of such Google Notes for U.S. federal income tax purposes to such non-tendering holders. In general, the modification of a debt instrument will result in a deemed exchange of an “old” debt instrument for a “new” debt instrument (upon which gain or loss may be realized) if such modification is “significant” within the meaning of applicable Treasury Regulations. Under these Treasury Regulations, a modification is “significant” if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights and obligations that are altered and the degree to which they are altered are “economically significant.” We believe, and this discussion assumes, that the adoption of the proposed amendments should not be treated as economically significant, and therefore that the adoption of the proposed amendments should not result in a deemed exchange of the Google Notes for U.S. federal income tax purposes. Accordingly, the exchange offers and consent solicitations should not affect the tax treatment of Google Notes to non-tendering holders. However, such treatment cannot be assured. Non-tendering holders are encouraged to consult their tax advisors.

Backup Withholding and Information Reporting

Unless a U.S. Holder is an exempt recipient that, if required, establishes its exemption, payments made to a U.S. Holder hereunder and on the Alphabet Notes may be subject to information reporting and U.S. federal backup withholding at the applicable rate if such U.S. Holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. A Non-U.S. Holder may have to comply with certification procedures to establish that such Non-U.S. Holder is not a U.S. person (within the meaning of the Code) in order to avoid such information reporting and backup withholding.

FATCA Withholding

Withholding at a rate of 30% will generally be required in certain circumstances on interest payable on and, after December 31, 2018, gross proceeds from the disposition of, Alphabet Notes held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Alphabet Notes are held will affect the determination of whether such withholding is required. Similarly, interest payable on and, after December 31, 2018, gross proceeds from the disposition of, Alphabet Notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the payor generally will be required to provide to the IRS. Holders should consult their tax advisors regarding the possible implications of these rules in their particular situations.

LEGAL MATTERS

Cleary Gottlieb Steen & Hamilton LLP, New York, New York, will pass upon certain legal matters relating to the exchange offers and consent solicitation, including the validity of the issuance of the notes. Davis Polk & Wardwell LLP, Menlo Park, California, will pass upon certain legal matters relating to the exchange offers and consent solicitations for the dealer managers.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of our internal control over financial reporting as of December 31, 2015, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov. The filings are also available on our website at http://www.abc.xyz/investor.

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT, AND THE DEALER MANAGERS HAVE NOT, AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE AND THE DEALER MANAGERS TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained in this prospectus or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC; provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. These documents contain important information about us and our financial condition.

•	Alphabet’s Annual Report on Form 10-K for the year ended December 31, 2015 filed on February 11, 2016; and

•	Information required by Part III of Alphabet’s Annual Report on Form 10-K for the year ended December 31, 2015, to be filed with the SEC on a Current Report on Form 8-K.

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered by this prospectus are sold or the offering is otherwise terminated, with the exception of any information furnished under

Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference in this prospectus. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You may request a copy of these documents by writing or telephoning us at:

Alphabet Inc. 1600 Amphitheatre Parkway

Mountain View, California 94043

(650) 253-0000

Email: investor-relations@abc.xyz

To obtain timely delivery of any copies of filings requested, please write or call us no later than five business days before the Expiration Date of the exchange offer. This means that you must request this information no later than                         , 2016.

The information contained on, or accessible through, our website does not constitute a part of this prospectus.

Alphabet Inc.

OFFERS TO EXCHANGE

ALL OUTSTANDING GOOGLE INC. 3.625% NOTES DUE 2021 AND 3.375% NOTES DUE 2024 AND SOLICITATIONS OF CONSENTS TO AMEND THE RELATED INDENTURE AND NOTES

PROSPECTUS

The Exchange Agent for the Exchange Offers and the Consent Solicitations is:

D.F. King & Co., Inc.

By Facsimile (Eligible Institutions Only): (212) 709-3328 Attention: Krystal Scrudato For Information or Confirmation by Telephone: (212) 493-6940	By Mail or Hand: 48 Wall Street, 22nd Floor New York, New York 10005 Attention: Krystal Scrudato

Any questions or requests for assistance may be directed to the dealer managers at the addresses and telephone numbers set forth below. Requests for additional copies of this prospectus and the letter of transmittal and consent may be directed to the Information Agent. Beneficial owners may also contact their custodian for assistance concerning the exchange offers and the consent solicitations.

The Information Agent for the Exchange Offers and the Consent Solicitations is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005 Banks and Brokers Call Collect: (212) 269-5550

All Others, Please Call Toll-Free: (877) 732-3617

Email: goog@dfking.com

The Dealer Managers for the Exchange Offers and the Consent Solicitations are:

Lead Dealer Manager

Morgan Stanley & Co. LLC 1585 Broadway, 4th Floor New York, New York 10036 Attention: Liability Management Group (800) 624-1808 (toll-free) (212) 761-1057 (collect)

Co-Dealer Managers

BofA Merrill Lynch 214 North Tryon Street, 21st Floor Charlotte, North Carolina 28255	Citigroup Global Markets Inc. 390 Greenwich Street, 1st Floor New York, New York 10013	J.P. Morgan Securities LLC 383 Madison Avenue New York, New York 10179	Wells Fargo Securities 550 South Tryon Street, 5th Floor Charlotte, North Carolina 28202
Attention: Liability Management Group (980) 387-3907 (collect) (888) 292-0070 (toll-free)	Attention: Liability Management Group (212) 723-6106 (collect) (800) 558-3745 (toll-free)	Attention: Liability Management Group (212) 834-3424 (collect) (866) 834-4666 (toll-free)	Attention: Liability Management Group (704) 410-4760 (collect) (866) 309-6316 (toll-free)

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

As of the date of this filing, Section 145 of the Delaware General Corporation Law (“DGCL”), as amended, provides in regard to indemnification of directors and officers as follows:

145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

As permitted by Section 145 of the DGCL, the registrant’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors.

In addition, as permitted by Section 145 of the DGCL, the bylaws of the registrant provide that:

•	The registrant will indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law.

•	The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer will undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s board of directors or brought to enforce a right to indemnification.

•	The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The registrant may not retroactively amend or repeal the bylaw or certificate of incorporation provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The registrant’s policy is to enter into separate indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and that allow for certain additional procedural protections. The registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated October 2, 2015, by and among Google Inc., Alphabet Inc. and Maple Technologies Inc. (incorporated by reference to Exhibit 2.1 of Alphabet Inc.’s Current Report on Form 8-K12B filed on October 2, 2015 (File No. 001-37580))

3.1	Amended and Restated Certificate of Incorporation of Alphabet Inc., dated October 2, 2015 (incorporated by reference to Exhibit 3.1 of Alphabet Inc.’s Current Report on Form 8-K12B filed on October 2, 2015 (File No. 001-37580))

Exhibit No.	Description

3.2	Amended and Restated Bylaws of Alphabet Inc., dated October 2, 2015 (incorporated by reference to Exhibit 3.2 of Alphabet Inc.’s Current Report on Form 8-K filed on October 2, 2015 (File No. 001-37580))

4.1	Indenture, dated as of February 12, 2016 between Alphabet Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.3 of Alphabet Inc.’s Registration Statement on Form S-3 filed on February 12, 2016 (File No. 333-209510).

4.2*	Indenture, dated as of May 19, 2011 between Google Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee

4.3*	Form of First Supplemental Indenture, between Google Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee

4.4*	Form of First Supplemental Indenture, between Alphabet Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee

4.5*	Form of Google Inc.’s 3.625% Note due 2021

4.6*	Form of Google Inc.’s 3.375% Note due 2024

4.7*	Form of Alphabet Inc.’s 3.625% Note due 2021 (included as part of Exhibit 4.4)

4.8*	Form of Alphabet Inc.’s 3.375% Note due 2024 (included as part of Exhibit 4.4)

5.1*	Opinion of Cleary Gottlieb Steen & Hamilton LLP

12.1	Statement regarding computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 of Alphabet Inc.’s Annual Report on Form 10-K filed on February 11, 2016 (File No. 001-37580))

21.1	List of subsidiaries (incorporated by reference to Exhibit 21.01 of Alphabet Inc.’s Annual Report on Form 10-K filed on February 11, 2016 (File No. 001-37580))

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Cleary Gottlieb Steen & Hamilton LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page to this Registration Statement)

25.1*	Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of 1939, as amended

99.1*	Letter of Transmittal and Consent

*	Filed herewith.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a)

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; and

ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)	The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on February 12, 2016.

ALPHABET INC.
Registrant

By:	/s/ LARRY PAGE
Larry Page
Chief Executive Officer

The undersigned director of Alphabet Inc., a Delaware corporation, whose signature appears below hereby constitutes and appoints Larry Page, David C. Drummond, Ruth Porat and Kent Walker and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign registration statements to be filed on Form S-4 or other applicable form, with all exhibits thereto, or any and all amendments (including pre-effective and post-effective amendments) and supplements to a registration statement and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ LARRY PAGE Larry Page	Chief Executive Officer and Director (Principal Executive Officer)	February 12, 2016

/s/ RUTH PORAT Ruth Porat	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 12, 2016

/s/ ERIC E. SCHMIDT Eric E. Schmidt	Executive Chairman of the Board of Directors	February 12, 2016

/s/ SERGEY BRIN Sergey Brin	President and Director	February 12, 2016

/s/ L. JOHN DOERR L. John Doerr	Director	February 12, 2016

/s/ DIANE B. GREENE Diane B. Greene	Director	February 12, 2016

/s/ JOHN L. HENNESSY John L. Hennessy	Director	February 12, 2016

/s/ ANN MATHER Ann Mather	Director	February 12, 2016

Signature	Title	Date

/s/ ALAN R. MULALLY Alan R. Mulally	Director	February 12, 2016

/s/ PAUL S. OTELLINI Paul S. Otellini	Director	February 12, 2016

/s/ K. RAM SHRIRAM K. Ram Shriram	Director	February 12, 2016

/s/ SHIRLEY M. TILGHMAN Shirley M. Tilghman	Director	February 12, 2016

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated October 2, 2015, by and among Google Inc., Alphabet Inc. and Maple Technologies Inc. (incorporated by reference to Exhibit 2.1 of Alphabet Inc.’s Current Report on Form 8-K12B filed on October 2, 2015 (File No. 001-37580))

3.1	Amended and Restated Certificate of Incorporation of Alphabet Inc., dated October 2, 2015 (incorporated by reference to Exhibit 3.1 of Alphabet Inc.’s Current Report on Form 8-K12B filed on October 2, 2015 (File No. 001-37580))

3.2	Amended and Restated Bylaws of Alphabet Inc., dated October 2, 2015 (incorporated by reference to Exhibit 3.2 of Alphabet Inc.’s Current Report on Form 8-K filed on October 2, 2015 (File No. 001-37580))

4.1	Indenture, dated as of February 12, 2016 between Alphabet Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.3 of Alphabet Inc.’s Registration Statement on Form S-3 filed on February 12, 2016 (File No. 333-209510).

4.2*	Indenture, dated as of May 19, 2011 between Google Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee

4.3*	Form of First Supplemental Indenture, between Google Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee

4.4*	Form of First Supplemental Indenture, between Alphabet Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee

4.5*	Form of Google Inc.’s 3.625% Note due 2021

4.6*	Form of Google Inc.’s 3.375% Note due 2024

4.7*	Form of Alphabet Inc.’s 3.625% Note due 2021 (included as part of Exhibit 4.4)

4.8*	Form of Alphabet Inc.’s 3.375% Note due 2024 (included as part of Exhibit 4.4)

5.1*	Opinion of Cleary Gottlieb Steen & Hamilton LLP

12.1	Statement regarding computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 of Alphabet Inc.’s Annual Report on Form 10-K filed on February 11, 2016 (File No. 001-37580))

21.1	List of subsidiaries (incorporated by reference to Exhibit 21.01 of Alphabet Inc.’s Annual Report on Form 10-K filed on February 11, 2016 (File No. 001-37580))

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Cleary Gottlieb Steen & Hamilton LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page to this Registration Statement)

25.1*	Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of 1939, as amended

99.1*	Letter of Transmittal and Consent

*	Filed herewith.